UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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AVISTA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Prompt execution of the enclosed proxy will save the expense of an additional mailing.

Your immediate attention is appreciated.

March 24, 2009

Dear Shareholder:

On behalf of the Board of Directors, it’s my pleasure to invite you to the 2009 Annual Meeting of Shareholders. The doors open at 7:30 a.m. and the meeting will begin promptly at 8:15 a.m.

Date:	Thursday Morning, May 7, 2009	Place:	Avista Main Office Building
Time:	7:30 a.m. Doors Open		Auditorium
	7:45 a.m. Refreshments		1411 E. Mission Avenue
	8:15 a.m. Annual Meeting Convenes		Spokane, Washington

Information about the nominees for election as members of the Board of Directors and other business of the meeting is set forth in the Notice of Meeting and the Proxy Statement on the following pages.

Please take the opportunity to review the enclosed Proxy Statement and 2008 Annual Report. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone, or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the enclosed envelope. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card. If you hold shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Voting your proxy ahead of time will allow for a more efficient and timely meeting.

For your convenience, we are pleased to offer an audio webcast of the Annual Meeting if you cannot attend in person. If you choose to listen to the webcast, go to www.avistacorp.com shortly before the meeting time and follow the instructions for the webcast. Or, you can listen to a replay of the webcast, which will be archived at www.avistacorp.com for one year.

Thank you for your continued support.

Sincerely,

Scott L. Morris

Chairman of the Board,

President & Chief Executive Officer

Avista Corporation—1411 E. Mission Ave.—Spokane, Washington 99202

Investor Relations—(509) 495-4203

If you require special accommodations at the Annual Meeting due to a disability, please call our

Investor Relations Department by April 17.

AVISTA CORPORATION

1411 East Mission Avenue

Spokane, Washington 99202

NOTICE OF ANNUAL MEETING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON THURSDAY, MAY 7, 2009

This proxy statement and the 2008 Annual Report are available on the Internet at

http://proxyvote.com

Date:	Thursday, May 7, 2009

Time:	8:15 a.m., Pacific Time

Place:	Avista Main Office Building—Auditorium 1411 E. Mission Avenue Spokane, Washington

Record Date:	March 6, 2009

Meeting Agenda:	1) Election of four (4) directors. The Board recommends a vote “FOR” each nominee for director.

2) Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009. The Board recommends a vote “FOR” this proposal.

3) Reapproval of the material terms of performance goals under the Company’s Long-Term Incentive Plan. The Board recommends a vote “FOR” this proposal.

4)      Consideration of a Shareholder Proposal to eliminate the classification of the Board of Directors so as to require that all directors be elected annually. The Board makes no recommendation either “FOR” or “AGAINST” this proposal.

5)      Consideration of a Shareholder Proposal to require that an independent director serve as Chair of the Board who does not also serve as CEO of the Company. The Board recommends a vote “AGAINST” this proposal.

6) Transaction of other business that may come before the meeting or any adjournment(s).

All shareholders are cordially invited to attend the meeting in person. Shareholders who cannot be present at the meeting are urged to vote and submit their proxy by mail, telephone, or the Internet as promptly as possible.

Please sign and date the enclosed proxy card and return it promptly in the enclosed envelope or cast your vote via telephone or the Internet in accordance with the instructions on the proxy card.

By Order of the Board,

Karen S. Feltes

Senior Vice President & Corporate Secretary

Spokane, Washington

March 24, 2009

AVISTA CORPORATION

1411 East Mission Avenue

Spokane, Washington 99202

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2009

GENERAL

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone, or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the enclosed envelope. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

At the close of business on the record date, March 6, 2009, there were 54,642,333.00 shares of Avista common stock outstanding and entitled to vote at the Annual Meeting. Shares represented at the meeting by properly executed proxies will be voted at the meeting. If the shareholder specifies voting instructions, the shares will be voted as indicated. A proxy may be revoked at any time prior to the Annual Meeting.

VOTING

Holders of Avista common stock, the Company’s only class of securities with general voting rights, will be entitled to one vote per share. Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present at the meeting. The presence at the Annual Meeting in person or represented by proxy of holders of a majority of the shares of the Company’s common stock outstanding on the record date will constitute a quorum. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

In the election of directors, a nominee will be elected if the number of votes cast “for” exceeds the number of votes “against.” Abstention from voting on a director will have no effect on the election of that director. Shareholders may not cumulate votes in the election of directors. If an incumbent director does not receive a majority of votes cast with respect to his/her re-election in an uncontested election, he/she would continue to serve a term that would terminate on the date that is the earliest of (i) the date of the commencement of the term of a new director selected by the Board to fill the office held by such director, (ii) the effective date of the resignation of such director or (iii) the date of the 2010 Annual Meeting of Shareholders. If no instructions are given on a proxy with respect to the election of any director, the shares represented by that proxy will be voted for that director.

The proposal for ratifying the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2009 will be approved if the number of votes duly cast in favor of this proposal exceeds the number of votes duly cast against the proposal. Abstention from voting on this proposal will have no impact on the outcome of this proposal. If no instructions are given on a proxy with respect to this proposal, the shares represented by that proxy will be voted for this proposal.

The proposal for reapproval of the material terms of performance goals under the Company’s Long-Term Incentive Plan will be approved if the number of votes duly cast in favor of this proposal exceeds the number of votes duly cast against the proposal. Abstention from voting on this proposal will have no impact on the outcome of this proposal. If no instructions are given on a proxy with respect to this proposal, the shares represented by that proxy will be voted for this proposal.

The shareholder proposal for amending Article FIFTH of the Restated Articles of Incorporation to allow for annual election of directors will be approved upon the affirmative vote of the holders of 80% of the issued and outstanding shares of common stock. Abstention from voting on this proposal, including “non-votes” (i.e. shares held by brokers, fiduciaries, or other nominees which are not permitted to vote due to the absence of instructions from beneficial owners), will have the same impact as negative votes. If no instructions are given on a proxy with respect to this proposal, the holders of the shares represented by that proxy will be deemed to abstain from voting on this proposal.

The shareholder proposal requesting that the shareholders urge the Board to take the necessary steps to require that an independent director serve as Chairman of the Board will be approved if the number of votes duly cast in favor of this proposal exceeds the number of votes duly cast against the proposal. Abstention from voting on this proposal will have no impact on the outcome of this proposal. If no instructions are given on a proxy with respect to this proposal, the shares represented by that proxy will be voted against this proposal.

PROPOSAL 1—ELECTION OF DIRECTORS

General

Four (4) directors are to be elected to hold office for a term specified, and in each case until their successors are elected and qualified. The Company’s Restated Articles of Incorporation provide for up to eleven (11) directors divided into three (3) classes. The Bylaws currently provide that the number of directors will be fixed from time to time by resolution of the Board, not to exceed eleven (11). The Board has currently fixed the number at ten (10). Upon recommendation from the Corporate Governance/Nominating Committee (Governance Committee), the Board has nominated John F. Kelly, Scott L. Morris, Heidi B. Stanley and R. John Taylor to be re-elected as directors for three (3)-year terms to expire at the Annual Meeting of Shareholders in 2012. All of the nominees have consented to serve as a director, and the Board has no reason to believe that any nominee will be unable to serve. If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute.

Nominees and Continuing Directors

The following has been prepared from information furnished to the Company by the nominees and the continuing directors.

*	Indicates Nominees for Election

ERIK J. ANDERSON	Director since 2000 (Current term expires in 2010)

Mr. Anderson, age 50, has been, since 2002, President of WestRiver Capital, a private investment company, Chairman of Tachyon Networks, Inc., an advanced satellite-based internet solutions company, and vice-Chairman of Montgomery & Co., LLC, an investment bank serving growth companies in technology, media, and healthcare. He is also Chairman of Zula, LLC, a science education company, and a Board member of GEI, a leisure business based on golf entertainment. From 1998 to 2002, Mr. Anderson was Chief Executive Officer of Matthew G. Norton, Co., a private investment company. Prior to 1998, he was Chief Executive Officer of Trillium Corporation. In addition, his experience includes tenures as both a partner at the private equity firm of Frazier & Company, LP, and as a Vice President of Goldman, Sachs & Co. Mr. Anderson is the founder of America’s Foundation for Chess. He holds a master’s and bachelor’s degree in Industrial Engineering from Stanford University and a bachelor’s degree (Cum Laude) in Management Engineering from Claremont McKenna College. Mr. Anderson also serves on the Board of Advantage IQ, Inc.

KRISTIANNE BLAKE	Director since 2000 (Current term expires in 2010)

Ms. Blake, age 55, is a certified public accountant and has been President of the accounting firm of Kristianne Gates Blake, P.S., since 1987. Ms. Blake is currently serving as Board Chairman for the Russell Investment Company and the Russell Investment Funds. She also serves on the boards of the Principal Funds, Inc., the Principal Variable Contracts Funds, Inc., and Laird Norton Wealth Management. Ms. Blake currently serves as a Regent at the University of Washington and is on the board of Greater Spokane Incorporated. In addition, Ms. Blake serves on the Board of Advantage IQ, Inc.

BRIAN W. DUNHAM	Director since 2008 (Current term expires in 2011)

Mr. Dunham, age 51, has been the President of Northwest Pipe Company since 1998 and the Chief Executive Officer since 2001. Prior to becoming President, Mr. Dunham had served as the Company’s Chief Financial Officer, Vice President, Treasurer and Secretary since 1990 and became Executive Vice President in 1995 and Chief Operating Officer in February 1997. From 1981 to 1990, he was employed by Coopers & Lybrand LLP, an independent public accounting firm. He is a graduate of the University of Oregon.

ROY L. EIGUREN	Director since 2002 (Current term expires in 2011)

Mr. Eiguren, age 57, is the President of Eiguren Public Law and Policy PLLC, a Boise, Idaho law and lobbying firm which he founded in 2007. He is also President of Inland Public Properties Development Company of Idaho, which leases real estate facilities to state and local governments. Prior to April 2007, Mr. Eiguren was a Senior Partner at Givens Pursley LLP, one of Idaho’s largest law firms. He is a Director of Idaho Independent Bank and is Chairman of the Nominating and Compensation Committees of the Bank’s Board of Directors. He is the President of the Cenarrusa Center for Basque Culture and is a past Chairman of the Boise Metro Chamber of Commerce and the Idaho State Capitol Commission. Mr. Eiguren served as the Special Assistant to the Administrator and CEO of the Bonneville Power Administration, as Deputy Attorney General and as Deputy Secretary of the State of Idaho. He is a graduate of the Executive Program of the Graduate School of Business Administration at Dartmouth College and attended Georgetown University College of Law and the University of Idaho College of Law, where he received his Juris Doctorate. Mr. Eiguren holds the Certificate of Director Education from the National Association of Corporate Directors.

JACK W. GUSTAVEL	Director since 2003 (Current term expires in 2010)

Mr. Gustavel, age 69, is Chairman and Chief Executive Officer of Idaho Independent Bank, which he founded in 1993. He also served as President from 1993 to 2004. Mr. Gustavel has 46 years of experience in the banking industry and previously served as the President and Chief Executive Officer of The First National Bank of North Idaho from 1974 until its merger with First Security Bank in 1992. Prior to that, Mr. Gustavel was a Vice President with Idaho First National Bank, now U.S. Bank. Active in civic and professional organizations, Mr. Gustavel is currently Chairman of the Board of Directors of Blue Cross of Idaho. He has also served as President and is now a Director Emeritus of North Idaho College Foundation and served as a Director of the Portland Branch of the Federal Reserve Bank of San Francisco from 1978 to 1984. In addition, he has been a Director of the Idaho Association of Commerce and Industry, a Director of Mines Management, Inc., President of the Kootenai County Division of the American Heart Association, Treasurer of the Idaho Bankers Association, and a member of the Comptroller of the Currency Regional Advisory Committee for the Thirteenth National Bank Region.

JOHN F. KELLY*	Director since 1997 (For a term expiring in 2012)

Mr. Kelly, age 64, is currently the President & Chief Executive Officer of John F. Kelly & Associates, a management and brand perception consulting company he founded in 2004, that is located in Coral Gables, Florida. Mr. Kelly is a retired Chairman, President, and Chief Executive Officer of Alaska Air Group, where he also served as a Board member from 1989 to May 2003. He was Chairman of Alaska Airlines from 1995 to February 2003, Chief Executive Officer from 1995 to 2002, and President from 1995 to 1999. He served as Chairman of the Board of Horizon Air from February 1991 to November 1994, and from February 1995 until May 2003. Mr. Kelly is a board member of the Dream Foundation, a non-profit national wish-granting organization for adults with life-limiting illnesses headquartered in Santa Barbara, California. He also serves on the Board of Advantage IQ, Inc.

SCOTT L. MORRIS*	Director since 2007 (For a term expiring in 2012)

Mr. Morris, age 51, has been Chairman of the Board, President and Chief Executive Officer of the Company since January 2008. From May 2006 to December 2007, he served as the Company’s President and Chief Operating Officer. Mr. Morris also serves as Chairman of the Board of the Company’s subsidiaries, including Advantage IQ. Mr. Morris has been with Avista since 1981 and his experience includes management positions in construction and customer service and general manager of the Company’s Oregon and California utility business. He was appointed as a Vice President in November 2000 and in February 2002 he was appointed as a Senior Vice President. He is a graduate of Gonzaga University and received his master’s degree from Gonzaga in organizational leadership. He also attended the Stanford Business School Financial Management Program and

the Kidder Peabody School of Financial Management. Mr. Morris serves on the Boards of the Washington Roundtable, Greater Spokane Incorporated, ReliOn, Inc., Gonzaga University, the Western Energy Institute, Edison Electric Institute and American Gas Association.

MICHAEL L. NOËL	Director since 2004 (Current term expires in 2010)

Mr. Noël, age 67, is President of Noël Consulting Company, Inc., a financial consulting firm he founded in 1998, located in Prescott, Arizona. His firm currently serves as an independent financial consultant to Saber Partners, a financial advisory services firm. Mr. Noël has assisted Saber Partners in advising the Texas, Wisconsin, New Jersey, Florida, and West Virginia public utility commissions on corporate financings. Mr. Noël spent 30 years as an executive with Edison International, an international electric power company. He served as Senior Vice President and Chief Financial Officer of Edison International, as well as in the same capacity for its Southern California Edison Company subsidiary. Additionally, he held officer and Board positions with Edison Mission Energy Company and Mission Land Company, also subsidiaries of Edison International. Mr. Noël serves on the Boards of SCAN Health Plan, where he is Chairman of the Audit Committee, and the HighMark family of mutual funds, where he is a member of the Governance Committee. He is a member of the National Association of Corporate Directors and a named Audit Committee Financial Expert under the Sarbanes-Oxley Act. Mr. Noël also has served on the Boards of Current Income Shares, a bond mutual fund; Amervest Company, a financial management firm; Hancock Bank; and Software Toolworks.

HEIDI B. STANLEY*	Director since 2006 (For a term expiring in 2012)

Ms. Stanley, age 52, has served as Chairman of Sterling Savings Bank since January 2009 and Chief Executive Officer since January 2008. From January 2008 to December 2008, she served as Director, Vice Chair, President & Chief Executive Officer. From October 2003 to December 2007, she served as Director, Vice Chair and Chief Operating Officer. Ms. Stanley also serves as Director of Sterling’s Subsidiary Company—INTERVEST Mortgage Investment Company. Ms. Stanley has 23 years of experience in the banking industry. Her experience includes management positions throughout Sterling serving as Vice President from 1986 to 1990, Senior Vice President-Corporate Administration from 1990 to 1997, and Executive Vice President-Chief Administrative Officer from 1997 to 2003. In 2007, she was named one of the “25 Most Powerful Women in Banking” by U.S. Banker Magazine. Prior to joining Sterling in 1985, Ms. Stanley worked for IBM in San Francisco, California and Tucson, Arizona. Ms. Stanley is past Chair of Greater Spokane Incorporated, past Chair of the Association of Washington Business (AWB), and past Chair of the Spokane Area YMCA. Ms. Stanley also serves on the Washington Roundtable, Eastern Washington Advisory Board of the Washington Policy Center, ABA Government Relations Council, American Bankers Council and is Chair of the America’s Bankers’ Association (ABA) Capital Markets Working Group. Ms. Stanley graduated from Washington State University with a Bachelor of Arts degree in Business Administration.

R. JOHN TAYLOR*	Director since 1985 (For a term expiring in 2012)

Mr. Taylor, age 59, has been the Chairman and Chief Executive Officer of CropUSA Insurance Agency, Inc. since 1999. He also served as Chairman and Chief Executive Officer of AIA Services Corporation from 1995 to 2008. Both companies are insurance agencies with operations throughout the United States, which place various forms of health, life, crop, and multi-peril insurance for members of sponsoring farm commodity associations. Previously, Mr. Taylor served as President of AIA Services and was its Chief Operating Officer. In addition, he is Chairman of Pacific Empire Radio Corporation of Lewiston, Idaho, a fifteen station Northwest radio group, a member of the Board of Trustees of The Idaho Heritage Trust, and a member of the State of Idaho Endowment Fund Investment Board.

The Board recommends a vote “FOR” each nominee for director.

Corporate Governance Matters

Director Independence

The New York Stock Exchange (“NYSE”) requires that listed companies have a majority of independent directors. It is the policy of the Board that a majority of the directors will be independent from management and that the Board will not engage in transactions that would conflict with the Company’s business.

Independence determinations are made on an annual basis at the time the Board approves nominees for election at the next Annual Meeting and, if a director joins the Board between Annual Meetings, at such time. To assist in this determination, the Board adopted Categorical Standards for Independence of Directors.

During its annual review, the Board considered transactions and relationships between each director or any member of his/her family and the Company and its subsidiaries and affiliates, including those reported under “Related Party Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of the review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the directors nominated for election at the Annual Meeting are independent of the Company and its management under the Categorical Standards, with the exception of Scott L. Morris, who is considered an inside director because of his employment as President and Chief Executive Officer of the Company.

The Board also determined that each of the continuing directors are independent.

In making its determination, the Board considered the following relationships, which it determined were immaterial to the director’s independence. The Board considered that the Company and its subsidiaries in the ordinary course of business have during the last three years sold services to, and/or purchased products and services from, companies at which some of our directors were officers during 2008. In each case, the amount paid to or received from these companies did not approach the 2% of total revenue threshold in the Categorical Standards. The Board determined that none of the relationships it considered impaired the independence of the directors.

Board Meetings

The Board held eight (8) meetings in 2008. The attendance at all Board meetings and at all Board Committee meetings was 99.3%. The Board strongly encourages its members to attend all Annual Meetings of Shareholders. All directors attended the prior year’s Annual Meeting of Shareholders and are planning to attend the 2009 Annual Meeting.

Meetings of Independent Directors

The independent directors meet at each regularly scheduled Board meeting in executive session without management present. The Chair of the Governance Committee, who is the lead director, chairs the executive sessions. The lead director establishes the agenda for each executive session, and also determines which, if any, other individuals, including members of management and independent advisors, should be available for each such meeting.

Duties of Chairman

The Chairman of the Board’s duties include chairing all meetings of the Board in a manner which effectively utilizes the Board’s time and which takes full advantage of the expertise and experience that each director has to offer; establishing an agenda for each Board meeting in collaboration with the Lead Director with input from other directors and management; and providing input and support to the Chair of the Governance Committee on the selection of members and Chairs of the various Board Committees, on the establishment of the Governance Committee meeting agendas and on compensation philosophy for the Board and candidates for Board membership. The Chairman is also accountable to and provides leadership for all issues of corporate governance which should come to the attention of the Governance Committee Chair and the full Board. He also ensures that the Board is provided with full information on the condition of the Company, its businesses and the environment in which it operates; and facilitates and encourages constructive and useful communication between the Board and management. The Chairman also recommends an agenda to the Board for its approval for each shareholder meeting; provides leadership to the Board in the establishment of positions which the Board should take on issues to come before the Annual Meeting; and presides at all shareholder meetings.

Duties of Lead Director

The Board has determined that the Chair of the Governance Committee will also serve as the Company’s Lead Director. The duties of the Lead Director include maintaining an active, ongoing, positive and collaborative relationship with the Chairman and the CEO and keeping an open line of communication that provides for dissemination of information to the Board and discussion before actions are finalized; serving as primary liaison between independent directors and the Chairman and the CEO; presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors held at each regularly scheduled Board meeting; calling meetings of the independent directors when necessary and appropriate; and collaborating with the Chairman regarding the meeting schedules and agendas for the Board meetings to assure there is adequate time for discussion of agenda items. The Lead Director also solicits input from the other independent directors on items for the Board agendas. The Lead Director is available for communications and consultation with major shareholders.

Committees

Each Committee of the Board has adopted a Charter that has been approved by the Board. The Charters are reviewed on a periodic basis and amendments are made as needed. Each Committee also performs an annual self-assessment relative to its purpose, duties, and responsibilities. The Committee Charters are located on the Company’s website at www.avistacorp.com. We will provide, free of charge to any person, a written copy of our Committee Charters upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Audit Committee—Assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s systems of internal controls regarding accounting, financial reporting, disclosure, legal compliance and ethics that management and the Board have established, including without limitation all internal controls established and maintained pursuant to the Securities Exchange Act of 1934 (the Exchange Act) and by the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). Only independent directors sit on the Audit Committee. The Audit Committee consists of directors Noël, Stanley, and Blake—Chair. The Board has determined that Mr. Noël is an “Audit Committee Financial Expert,” as defined in the rules of the Securities & Exchange Commission (SEC). Eight (8) meetings were held in 2008.

Corporate Governance/Nominating Committee (“Governance Committee”)—Advises the Board on corporate governance matters. Such matters include recommending guidelines for the composition and size of the

Board, as well as evaluating Board effectiveness and organizational structure and setting director compensation. See the section on “Director Compensation” for further information. This Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. Director nominations by shareholders may be submitted in accordance with the procedures set forth under “Director Nominations” below. Only independent directors sit on this Committee. The Governance Committee consists of directors Blake, Stanley, Taylor, and Kelly—Chair. Four (4) meetings were held in 2008.

Compensation & Organization Committee (“Compensation Committee”)—Is responsible for considering and approving compensation and benefits of executive officers of the Company. It is also responsible for overseeing the organizational structure of the Company and succession planning for executive officers.

The Compensation Committee has the authority to delegate such of its authority and responsibilities as the Compensation Committee deems proper to members of the Committee or to a subcommittee. The Compensation Committee also engages and terminates compensation consultants, independent counsel, and such other advisers as the Compensation Committee determines necessary to carry out its responsibilities. Authority to select, retain, terminate, and approve the fees or other retention term of any such consultant or adviser is vested solely in the Compensation Committee.

During the Compensation Committee’s annual self-assessment, the review confirmed that the tasks enumerated in the Committee Charter had been fulfilled and successfully carried out. For a discussion of the Company’s processes and procedures for the consideration and determination of executive officer compensation (including the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation) see “Compensation Discussion and Analysis” in this proxy statement.

The Compensation Committee is composed of independent directors as defined by the rules of the NYSE, and, in addition, complies with the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the “non-employee director” requirements of Rule 16b-3 under the Exchange Act.

The Compensation Committee consists of directors Kelly, Noël and Taylor—Chair. Six (6) meetings were held in 2008.

Finance Committee—Strives to ensure that corporate management has in place strategies, budgets, forecasts, and financial plans and programs to enable the Company to meet its goals and objectives. The Finance Committee’s activities and recommendations include reviewing management’s qualitative and quantitative financial plans and objectives for both the short and long-term; approving strategies with appropriate action plans to help ensure that financial objectives are met; having in place a system to monitor progress toward financial objectives and taking any necessary action; and overseeing and monitoring employee benefit plan investment performance and approving changes in investment policies, managers, and strategies. Only independent directors sit on this Committee. The Finance Committee consists of directors Dunham, Gustavel and Anderson—Chair. Ten (10) meetings were held in 2008.

Energy, Environmental, & Operations Committee (“Environmental Committee”)—Assists the Board in overseeing the Company’s legal and regulatory compliance in its operations including environmental compliance, risks in transmission and distribution operations, employee safety performance, and corporate security. This Committee is responsible to the Board and reports regularly to the Board on its activities. Only independent directors sit on this Committee. The Environmental Committee consists of directors Anderson, Gustavel and Eiguren—Chair. Four (4) meetings were held in 2008.

Executive Committee—Has and may exercise, when the Board is not in session, all the powers of the Board which may be lawfully delegated, subject to such limitations as may be provided in the Bylaws, by resolutions of the Board, or by law. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when circumstances do not allow the time, or when it is otherwise not practicable, for the entire Board to meet. The Executive Committee consists of directors Blake, Gustavel, Taylor, and Morris— Chair. No meetings were held in 2008.

Corporate Governance Guidelines

The Board adopted Corporate Governance Guidelines in 1999. These guidelines have been amended to incorporate NYSE and other requirements.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our CEO (the principal executive officer) and our Chief Financial Officer (CFO) (the principal financial officer).

Information on Company Website

The Company’s Corporate Governance Guidelines, the Code of Business Conduct and Ethics, Categorical Standards for Independence of Directors and the Related Party Transaction Policy are available on the Company’s website at www.avistacorp.com. We will provide, free of charge to any person, a written copy of any of these documents upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Communications With Directors

Shareholders and other interested parties may send correspondence to our Board or to any individual director to the Corporate Secretary’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220. Concerns about accounting, internal accounting controls or auditing matters should be directed to the Chair of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed, unless it is determined that the communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its Committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its Committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s Corporate Secretary or General Counsel and only in accordance with the Company’s policies and procedures and applicable laws and regulations relating to the disclosure of information.

Director Nominations

The Governance Committee will consider written recommendations for candidates for the Board that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board, and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific

Annual Meeting must be received by December 1 of the preceding year. Recommendations should be directed to the General Counsel of the Company, 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Shareholders may only nominate directors for election at meetings of shareholders in accordance with the procedures set forth in the Company’s Bylaws. Specifically, shareholders may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary no later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, ninety (90) days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

Each such notice must set forth:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that such shareholder is a holder of record of shares of the common stock of the Company and intends to appear in person or by proxy at the meeting to nominate the person or persons identified in the notice;

•

a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;

•

such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement under the Exchange Act and the rules and regulations thereunder (or any subsequent revisions replacing such Act, rules, or regulations) if the nominee(s) had been nominated, or were intended to be nominated, by the Board; and

•	the consent of each nominee to serve as a director of the Company if so elected.

The Chair of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Process For Selecting Board Candidates

The Board or the Governance Committee will consider any candidate proposed in good faith by a shareholder. In evaluating director nominees, the Governance Committee considers the following, among other criteria:

•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills, and executive leadership experience of nominees, as well as working experience at the executive leadership level in his/her field of expertise;

•	familiarity with the energy/utility industry;

•	recognition by other leaders as a person of integrity and outstanding professional competence with a proven record of accomplishments;

•	experience in the regulatory arena;

•	knowledge of the business of, and/or facilities for, the generation, transmission and/or distribution of electric energy;

•	enhance the diversity and perspective of the Board; and

•	knowledge of the customers, community, and employee base.

The Governance Committee’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. The Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its shareholders. It has been deemed appropriate for at least one member of the Board to meet the criteria for an “Audit Committee Financial Expert” as defined by SEC rules.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Governance Committee decides not to nominate a member for re-election, the Committee then identifies the desired skills and experience of a new nominee in light of the criteria set forth above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Governance Committee may also consider candidates recommended by management, employees, or others. The Governance Committee may also, at its discretion, engage executive search firms to identify qualified individuals.

Related Party Transactions

The Board recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transaction Policy, which will be followed in connection with all related party transactions involving the Company and specified related persons that include directors (including nominees) and executive officers, certain family members and certain shareholders, all as outlined in the applicable SEC rules.

SEC rules require that the Company disclose any related party transaction in which the amount involved exceeds $120,000 in the last year. The Governance Committee has determined that the Company has no related party transactions for 2008.

Audit Committee Report

In accordance with its written Charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s systems of internal controls, including, without limitation, those established and maintained pursuant to the Exchange Act, as amended, and the Sarbanes-Oxley Act. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the independent auditor’s qualifications and independence.

The Audit Committee is composed of directors who the Board has determined to be independent, as required by the rules of the NYSE. In 2008, the Audit Committee met eight (8) times.

Prior to their inclusion in the Quarterly Reports on Form 10-Q filed with the SEC, the Audit Committee reviewed the Company’s unaudited quarterly financial statements and management’s discussion and analysis of financial condition and results of operation for the first three quarters of 2008 and discussed them with management and Deloitte & Touche LLP (Deloitte), the Company’s independent registered public accounting firm, prior to their inclusion in the Quarterly Reports on Form 10-Q filed with the SEC. The Audit Committee reviewed with the CEO and CFO their certifications as to the accuracy of the financial statements and the establishment and maintenance of internal controls and procedures. It also reviewed with management all earnings press releases relating to 2008 annual and quarterly earnings prior to their issuance.

The Audit Committee reviewed and discussed the Company’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2008, with management, which has primary responsibility for the financial statements, and with Deloitte, which is responsible as the Company’s registered public accounting firm for the audit of those statements. Based on its review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. The Board approved the recommendation.

The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and Deloitte’s report on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and discussed with Deloitte all communications required by generally accepted auditing standards, including those promulgated by the Public Company Accounting Oversight Board (PCAOB) and by the SEC and, with and without management present, discussed and reviewed the results of the independent auditor’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations and received and reviewed quarterly risk management reports.

Deloitte provided the Audit Committee with the written communications required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with Deloitte its internal quality-control reviews and procedures, the results of its external reviews and inspections, and any relationships that might impact its objectivity and independence. The Audit Committee also discussed with management, the internal auditors, and Deloitte, the quality and adequacy of the Company’s systems of internal controls, and the internal audit functions, responsibilities, and staffing. The Audit Committee reviewed the audit plans, audit scopes, and identification of audit risks of the independent and internal auditors.

The Audit Committee reviewed and approved Deloitte’s services and fees. The Audit Committee also recommended to the Board, after reviewing the performance of Deloitte, its reappointment in 2009 as the Company’s independent registered public accounting firm. The Board concurred in such recommendation. The Audit Committee also reviewed and approved the non-audit services performed by Deloitte and concluded that such services were consistent with the maintenance of independence.

The Audit Committee performed the mandated tasks included in its Charter. The Audit Committee also recommended to the Board the continued designation of Michael L. Noël as Audit Committee Financial Expert solely for the purposes of compliance with the rules and regulations of the SEC implementing Section 407 of the Sarbanes-Oxley Act. The Board approved such recommendation.

Members of the Audit Committee of the Board

Kristianne Blake—Chair	Michael L. Noël	Heidi B. Stanley

Compensation Discussion and Analysis (CD&A)

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee carefully reviews and considers all aspects of the Company’s executive compensation programs for fairness, appropriateness, and reasonableness, taking into consideration the Company’s economics and relevant practices of comparable companies. Throughout this proxy statement, the individual who served as the CEO during 2008, as well as the other individuals included in the Summary Compensation Table on page 24 are referred to as the Named Executive Officers (NEOs).

Compensation Philosophy and Objectives

The Compensation Committee’s goal has been to design a compensation program that focuses the executives on the achievement of specific annual, long-term, and strategic goals set by the Company that align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value. The plans allow executives to receive cash bonuses or shares of common stock when specific measurable goals of each plan are achieved. In allocating compensation among these components, the Compensation Committee believes that the compensation of our senior-most levels of management should be weighted toward performance-based compensation, putting a greater portion of their compensation at risk based on achieving specific goals related to specific items of corporate performance that are likely to produce long-term shareholder and customer value.

The Compensation Committee makes all compensation decisions for the CEO, including the level of compensation and equity awards, and for all other elected officers. The CEO annually reviews the performance of each executive officer and presents the ratings to the Compensation Committee for it to consider with respect to salary adjustments, annual incentive opportunity, and annual equity award amounts.

The Compensation Committee believes that all aspects of executive compensation should be clearly, comprehensibly, and promptly disclosed in plain English. The Compensation Committee believes that compensation disclosures should provide all of the information necessary for shareholders to understand the Company’s compensation philosophy, the Company’s compensation-setting process, and how much our executives are entitled to be paid if certain events occur. The incentive compensation programs are appropriately structured for the Company and discourage executives from taking “excessive risk.”

Section 162(m) of the Code imposes a $1 million limit on the amount of compensation paid to a CEO and certain other highly compensated executive officers that a public company may deduct each year as an expense for federal income tax purposes. This limitation does not apply to compensation that qualifies as “performance-based” compensation, which is compensation paid when an individual’s performance meets pre-established objective goals based on performance criteria approved by the Company’s shareholders. When consistent with the Company’s compensation philosophy and objectives, the Compensation Committee intends to structure our compensation plans so that all compensation expense is deductible for tax purposes. In Proposal 3 below, we are requesting shareholder approval of the material terms of the performance goals of our Long-Term Incentive Plan (“LTIP”) so that compensation attributable to plan awards can continue to qualify as performance-based compensation.

Setting Executive Compensation

The Compensation Committee believes that an effective total compensation plan should be structured to focus executives on the achievement of specific business goals set by the Company and to reward executives for achieving those goals. Therefore, management and the Compensation Committee have established key compensation principles to guide the design and ongoing administration of the Company’s overall compensation program. According to those principles, the Company’s compensation plans should:

•	Clearly identify the specific measures of Company performance that are likely to create long-term value;

•	Structure incentive pay programs to reward specified levels of performance on measures designed to help the Company to achieve:

•	Operational targets;

•	Customer service targets;

•	Earnings per share targets;

•	Relative stock performance levels compared to peers; and

•	Shareholder value targets.

•	Promote a safety culture;

•	Align elements of the incentive plans among all Company employees and executives;

•	Maintain total compensation at market competitive levels; and

•	Provide a range of payout opportunities based on the level of achievement of performance goals.

Competitive Analysis

The Compensation Committee works with a compensation consultant, Towers Perrin, a nationally recognized consulting firm, to conduct an annual competitive review of its total compensation program for the CEO and other executive officers.

When determining the types and amounts of compensation to be paid to executives of the Company, the Compensation Committee and management consider it important to provide an overall plan that reflects compensation paid to similarly situated executives of our peer companies to maintain a competitive footing within the energy/utility industry and to assure the Company retains—and attracts when necessary—quality employees in key positions to lead the Company. To achieve this objective, the Compensation Committee establishes levels of base salaries, short-term annual incentives, and long-term incentives that are generally targeted to be near the median of the amounts paid by a peer group, based on competitive data gathered by Towers Perrin. However, the Compensation Committee exercises its discretion to set any one or more of the components at levels higher or lower than the median depending on an individual’s role, responsibilities, and performance within the Company. We believe this target positioning is effective to attract and retain our executives.

The Compensation Committee annually compares each element of total direct compensation, which includes base salary, annual cash incentives, and the annualized value of long-term incentive grants, against a specific peer group of publicly-traded companies within the energy/utility industry. The companies in the peer group generally recruit individuals who are similar in skills and background to those we recruit to fill senior management positions, and are the companies with which Avista competes for executives and for shareholder investment. In 2008, the Compensation Committee asked Towers Perrin to use its Energy Services Executive Compensation database to perform a study of the compensation structure of 19 comparable diversified energy companies with revenues between $1 billion and $3 billion to assure the data presented to the Compensation Committee reflected Avista’s general size and scope within the market.

Peer Group Companies

The companies comprising the Compensation Peer Group are:

AGL Resources, Inc.	Otter Tail Corp.
Cleco Corp	PNM Resources, Inc.
Covanta Holding Corp	Portland General Electric
Dynegy	Puget Energy
Energen Corp.	Southern Union
Equitable Resources, Inc.	TransCanada Corp
Great Plains Energy, Inc.	UniSource Energy
National Fuel Gas Co.	USEC Inc
Nicor	Westar Energy, Inc.
NSTAR

Other Comparative Data

The Compensation Committee also reviews proxy data on the top highest paid officers for the companies included in the S&P’s 400 Utilities Index, which is the same group that we use to measure relative performance in our LTIP (see description on page 42). That review includes an evaluation of base salary, annual incentive opportunities, and long-term incentives.

The Committee also looks at compensation data from other regional peers, including MDU Resources Group, Inc., NV Energy, Inc. and IDACORP, Inc.

Periodically, the Compensation Committee also receives information regarding the competitive level of health benefits and retirement benefit levels. The Committee uses Towers Perrin to benchmark the benefit programs offered to regular employees in similarly situated peer companies within the energy/utility industry.

Performance Management

Avista’s practice is to reward the achievement of specific performance goals as established in the annual short-term incentive plan. All executives receive annual performance reviews by their senior manager. At the beginning of each calendar year, the CEO creates specific performance targets and goals based on strategic goals set by the Company. The Compensation Committee reviews and approves the CEO’s goals at its annual February Committee meeting and presents the goals to the full Board for their information. The Compensation Committee reviews the CEO’s performance targets quarterly. At the end of the year, the Compensation Committee reviews the CEO’s year-end results as part of his overall annual performance review process. The CEO’s key performance goals for 2008 generally related to financial performance, safety targets, diversified energy resource management, business continuity planning, succession planning, governance, and customer value delivery.

In addition to the CEO’s performance review, the Compensation Committee annually reviews the performance ratings of all other executives. As part of that review, the Compensation Committee evaluates the appropriate circumstances for approving annual incentives as well as long-term incentives. If misconduct by an executive officer resulted in a restatement of financial results, the Compensation Committee would require the employee(s) to forfeit short-term incentive awards, or seek to recover appropriate portions of the executive officer’s compensation for the relevant period, in addition to other disciplinary actions that might be appropriate based on the circumstances. The Compensation Committee also reviews the results of Avista’s 360-degree survey for each NEO. This is a standardized performance survey conducted every other year that includes feedback from peers, direct reports, and the direct manager on multiple leadership performance categories.

Executive Compensation Components

The Compensation Committee compensates senior management through a mix of:

•	base salary;

•	short-term performance-based cash incentive compensation;

•	long-term equity incentive compensation including:

•	Performance Awards

•	Restricted Stock Units

•	retirement and other benefits.

Allocation Among Components

The Company’s mix of base salary, short-term cash incentive, and equity compensation varies depending on the level of the position held by the executive. The following chart shows the general targets, stated as a percentage of total compensation that the Committee uses for allocating compensation:

Name	Percentage of Base Salary	Percentage of Annual Cash Incentive	Percentage of Long-Term Equity Award
CEO	26%	26%	48%
All Other NEOs	50%	15%	35%

In allocating compensation among these components, the Compensation Committee believes that the compensation of our senior-most levels of management—the levels of management having the greatest ability to influence Avista’s performance—should be weighted toward performance-based goals, putting a greater portion of their compensation at risk based on achieving specific goals, while levels below senior management should receive a greater portion of their total compensation in base salary which is not at risk. This approach is also consistent with practices of the peer group we review for market comparison purposes.

Base Salary

The Company provides the CEO and the NEOs with a base salary to compensate them for services rendered during the year. Base salary ranges for executive officers are determined according to his/her position and responsibility by using the market data provided by Towers Perrin (both survey and proxy data).

The Compensation Committee reviews the base salary of all executive officers at least annually. The factors that influence the Compensation Committee’s decisions regarding base salary include: levels of pay among executives in the utility and diversified energy industry, level of responsibilities and job complexity, experience, breadth of knowledge, and job performance, including the Compensation Committee’s subjective judgment as to individual contribution in relation to the strategic goals of the Company.

The Compensation Committee considers some or all of these factors as appropriate; there are no formal weightings given to any factor. The Compensation Committee also takes into account that each NEO has responsibilities that include both electric and natural gas utility operations, as well as subsidiary operations. In addition, the Committee recognizes that the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory agencies. The Compensation Committee noted that the Company had continued its solid financial progress and had met the key strategic objectives outlined for the year, both of which were positive factors considered when setting the 2008 base salary for the CEO and other NEOs.

For 2008, after reviewing the market data provided by Towers Perrin (both survey and proxy data), the average pay adjustment for all NEOs other than the CEO was 3%, ranging from 0% to 4%. Mr. Morris received a salary increase of 34% for his promotion from Chief Operating Officer to Chief Executive Officer based on the succession plan associated with Mr. Ely’s retirement in December 2007.

Perquisites

Because the Compensation Committee believes that the total compensation program provided to executive officers is fair and market competitive, it decided not to provide any additional benefits in the form of perquisites. Therefore, we do not provide perquisites to the CEO or any other Avista officer.

Performance-Based Annual Cash Incentive

The annual cash incentive plan for 2008 was designed to align the interests of senior management with shareholder interests, as well as customer service levels to achieve overall positive financial performance for the Company. At its November meeting each year, the Compensation Committee considers whether an annual incentive plan should be established for the succeeding year. The Compensation Committee, in partnership with management, sets clear annual performance objectives for all executives, and measures annual performance against those objectives as stated in the plan. Over the last five years since the Committee began using this approach, annual cash incentive payments have followed the actual performance of the Company averaging 65% of the target amount and ranging from a low of 15% of target to a high of 114% of target. Individual annual cash incentive awards are set as a percentage of base salary. As described more fully below, the actual amounts paid could increase (up to 150% of target) or decrease (as low as 0% of target) depending on the Company’s actual performance during 2008.

2008 Annual Cash Incentive Target Award Opportunity

In accordance with the approach described above, for 2008 the Compensation Committee decided that the CEO would have a target annual cash incentive award equal to 90% of base salary, and that the remaining NEOs would have target annual cash incentive awards equal to 40% or 60% of base salary depending on level of responsibility and position.

Annual Cash Incentive Plan Design

The annual cash incentive plan for 2008 has two levels of performance targets, both of which must be satisfied in whole or in part, before the Company pays annual cash incentive amounts. The first level consists of “Standard Performance Triggers” (SPTs). The second level consists of additional financial and operating goals. If none of the SPTs are satisfied, the Company does not pay the CEO or NEOs any annual cash incentive amounts. If one or more of the SPTs is satisfied, the Company will allocate funds to the annual cash incentive pool but will pay annual cash incentive amounts to the CEO and NEOs only if the Company also satisfies one or more of the additional financial and operating targets. The SPTs, the additional financial and operating targets, and the 2008 annual cash incentive plan results are discussed below.

Standard Performance Triggers.    The SPTs for the executive annual cash incentive plan are based on factors that are essential for the long-term success of the Company, and, with one exception discussed below, are identical to performance triggers used in the Company’s annual incentive plan for non-executive employees. The Compensation Committee believes that having similar triggers for both the executive plan and the non-executive plan encourage employees at all levels of the Company to focus on common objectives.

For 2008, there were four SPTs for the executive annual cash incentive plan. Those SPTs were:

Customer Satisfaction Rating.    This is derived from a Voice of the Customer survey, which is conducted each quarter by an independent agency. This survey is used to track satisfaction levels of customers that have had recent contact with our call center or service center.

Customer Average Interruption Duration Index (CAIDI).    Providing reliable energy to our customers is the backbone of the Company’s business, and the Company tracks the average restoration time for sustained outages that affect our customers.

System Average Interruption Frequency Index (SAIFI).    The Company also tracks the average number of sustained outages per customer.

Capital Spending.    Long-term decisions about the level of capital needed by the Company to assure system reliability and proper maintenance of critical plant and equipment are vital to operating a well-run utility. Because the senior executive group is responsible for appropriate oversight and management of the capital budget, this SPT was included in the annual cash incentive plan for executives but not for the annual cash incentive plan for non-executive employees.

The performance threshold and the relative weight given to each are:

Standard Performance Triggers (SPT)

Standard Performance Triggers	Performance Expectation	Weight Factor
Customer Satisfaction Rating (Satisfied/Very Satisfied)	Not less than 90%	35%
CAIDI—Average Restoration Time	No greater than 2 hours and 9 minutes	20%
SAIFI—Average Outage per Customer	No more than 1.22 outages	15%
Capital Spending Budget	No more than $165M	30%

Financial and Operating Incentive Goals.    The second level of the annual cash incentive consists of financial and operating performance goals. In 2008, these financial and operating goals consisted of earnings per share (EPS), both for the Company as a whole and for the utility operations, and Utility operating and maintenance costs per customer (O&M costs). Seventy percent of the award depends on attaining the EPS goals and the remaining 30% depends on keeping O&M costs below the specified level. The Compensation Committee considers and sets threshold, target and exceeds performance levels for each of the financial and operating goals. Amounts allocated to the annual cash incentive pool will be paid only if the Company achieves at least the threshold level for one of these goals.

Setting the Financial and Operating Incentive Goals.    The 2008 cash incentive plan was designed to focus each executive on the Company’s strategic financial goals. Continuing to gain financial strength, increasing shareholder value, and maintaining reliable cost-effective service levels to run our business efficiently are all key considerations for the Compensation Committee when setting the goals.

To determine the Corporate and Utility EPS goals for the plan, the Compensation Committee, in conjunction with management, considers and incorporates the EPS target range contained in the Company’s original publicly disclosed earnings guidance for 2008 ($1.35 to $1.55 Corporate EPS and $1.20 to $1.40 Utility EPS) and reviews this in light of the budgeted EPS numbers. For 2008, it set threshold, target, and exceeds levels based upon a range as shown in the table below. The earnings targets for 2008 are referred to above in the limited context of the Company’s compensation programs for 2008 and should not be understood to be statements of management’s expectations or estimates of results of operations or compensation targets for 2009 or any other year.

The O&M Cost per Customer measure reflects operating efficiency and customer growth. The 2008 cash incentive plan places an emphasis on aggregate utility costs per customer targets to encourage company-wide teamwork and consistent results. The Utility O&M Cost per Customer target is based on the projected number of customers and O&M expense for 2008. These components are combined to create the O&M Cost per Customer measure. To determine the target, O&M expense (less estimated incentive payout) is divided by the projected customer count (customer growth increment based on 12 months of actual growth from the prior year added to the actual year-end December customer count).

The 2008 goals were:

Incentive Goals for 2008

	Corporate and Utility EPS 70% of Award				O&M Cost per Customer 30% of Award
	10% of Total		60% of Total		30% of Total
Levels	Corp. EPS	% of Target Award	Utility EPS	% of Target Award	Utility Cost per Customer	% of Target Award
Threshold	$1.30	50%	$1.15	50%	$295.38	50%
Target	$1.45	100%	$1.30	100%	$285.80	100%
Exceeds	$1.60	150%	$1.45	150%	$276.82	150%

2008 Results for the Annual Cash Incentive Plan

Upon completion of the year, the Compensation Committee assesses the performance of the Company for each objective of the plan comparing the actual year results to the pre-determined threshold, target, and exceeds levels for each objective, and an overall percentage amount for meeting the objectives is calculated and audited.

Based on this review, at its February 2009 meeting, the Compensation Committee determined that the Company satisfied 85% of the SPTs because it achieved the targets for customer satisfaction, average interruption duration (CAIDI), and capital spending. The Company did not achieve the target for Average Interruption Frequency (SAIFI). The Compensation Committee determined that the Company exceeded threshold performance for Corporate EPS and Utility EPS and slightly exceeded threshold performance for O&M costs. As a result and at the same meeting, the Compensation Committee authorized payment of bonuses of 64% of base salary for the CEO, 29% or 43% of base salary depending on position for the remaining NEOs.

Long-Term Equity Compensation

The Compensation Committee believes that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management with gains realized by the shareholders. This program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and designated key employees to increase their ownership in the Company through grants of Company stock based on a three-year performance cycle. Through the use of long-term performance awards and restricted stock unit grants, the Company is able to compensate executives for sustained increases in the Company’s stock performance, as well as long-term growth relative to its peer group for the relevant cycle.

The Company’s current LTIP authorizes various types of equity awards. The Compensation Committee reviews and approves any grants at their regularly scheduled quarterly meeting each February based upon various factors, including analysis and recommendations from Towers Perrin. Board and Compensation Committee meetings, including meetings at which the Compensation Committee grants equity awards to executive officers, are generally scheduled at least a year in advance, and are scheduled without regard to the timing of earnings releases or other major announcements by the Company.

For 2008, our long-term equity awards maintained the same target value as in recent years, but 25% of the total value of the award was delivered through restricted stock units and the remaining 75% consisted of performance awards. When making decisions for individual executives regarding long-term incentives, the Compensation Committee considers many factors. In addition to competitive market data, the Compensation Committee considers the amount of equity incentives currently outstanding and the number of shares available for future grants under the LTIP. As with the Company’s annual cash incentive plan, award opportunities are higher for those executives who have the greatest ability to directly influence overall Company performance.

As with all the components of executive compensation, the Compensation Committee determines all material aspects of the long-term incentive awards—who receives an award, the amount of the award, the timing of the award, as well as any other aspect of the award it may deem material, such as the impact on the award if employment is terminated for any reason other than retirement, disability or death, and whether the awards are transferable to beneficiaries. Each year at its February meeting, the Compensation Committee reviews and determines if annual grants will be awarded. The Compensation Committee in Executive Session with input from its outside consultant, sets the awards, if any, for all NEOs and the CEO.

Performance Awards

The performance awards are designed to provide a clear link to the long-term interests of shareholders by assuring that shares will be paid only if the Company attains positive shareholder return performance relative to our peers over a three-year period. The peer group for performance purposes consists of companies comprising the S&P 400 Utilities Index.

The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s percentile ranking compared to the Index, and is payable at the Compensation Committee’s option in either cash or Company common stock, or both. Dividend equivalents earned over the cycle based on the shares earned are paid in cash.

Range of Performance Award Opportunity

The number of performance shares delivered to executive officers at the end of the three-year cycle can range from 0% to 150% of the target number of shares awarded. If total shareholder return (stock price appreciation plus reinvested dividends) is at least at the 45th percentile of the S&P 400 Utilities Index over the performance period, a threshold payout of 50% of the target number of shares will be allocated to each individual. If the relative shareholder return is below the 45th percentile of the peer group, then no participant will receive performance shares. To receive 100% of the award, the Company must perform at the 55th percentile among the S&P 400 Utilities Index. Awards can be achieved up to the 150% level if the Company performs above the 85th percentile. Awards are interpolated for performance results between threshold and target and between target and maximum. For example: if Avista’s total shareholder return ranking is in the 68th percentile, the payout would be 122% of target.

The following graph represents the relationship between the Company’s relative three-year total shareholder return and the award opportunity:

Performance Award Settlement

Every year, the Compensation Committee meets to certify the extent to which the Company has attained the performance goals and to authorize the settlement of performance share awards. For performance awards granted in 2006 for the performance period ending December 31, 2008, the Compensation Committee held a special meeting on January 9, 2009 to review, certify, and settle the issuance of shares to executive officers. The Company’s total shareholder return was 14.3% during the performance cycle, which placed the Company at the 66th percentile among the S&P 400 Utilities Index. Based on these results, the CEO and the other NEOs, received 118% of the target number of performance shares covered by the 2006 grant.

Restricted Stock Units

The Company introduced restricted stock units in 2006 to provide an incentive to reward absolute growth in the value of our Company stock. For all officers other than the CEO, the vesting of restricted stock units is time-based, and the units vest in three equal annual increments, provided the executive remains employed by the Company on the last day of each year of the three-year period. If the employment of an executive officer terminates, all unvested units are forfeited.

For the CEO, the restricted stock units vest in equal installments over three years, but vesting is also based on the attainment of performance targets, so that the compensation will qualify as performance-based compensation and be tax-deductible by the Company. In order for any portion of the CEO’s restricted stock units to vest, the Company’s return on equity (ROE) must exceed a hurdle rate equal to Avista’s average cost of debt over the prior ten years (which is close to the average maturity on the Company’s debt portfolio). ROE was selected as a performance measure because it measures the efficient use of equity capital. Using a ten-year cost of debt, the Compensation Committee determined that a 5.76% ROE hurdle was appropriate for 2008. The ROE hurdle was met; therefore the CEO was vested in 1/3 of his restricted stock units for 2008.The hurdle rate will be reset and reviewed by the Compensation Committee for each award granted. For the CEO’s 2008 grant, Company ROE at or above this level must be achieved for shares to vest in a given year.

During the vesting period, the Company accrues quarterly dividends on the outstanding restricted stock units, which will be paid at the end of the vesting period based on the number of shares that vest.

Other Benefits

All regular employees, including executive officers, are eligible for the Company’s qualified defined benefit plan, the Company’s 401(k) plan (which includes Company matching contributions within the Internal Revenue Service limits under Code §§ 402(g) and 401(a)(17)), health and dental coverage, Company-paid term life insurance, disability insurance, paid time off, and paid holidays.

These plans are designed to be competitive with overall market practices and are in place to attract and retain the talent needed in the business. In addition, selected officers may be eligible to participate in the supplemental retirement plan and deferred compensation plan, and to receive other benefits as described below.

Supplemental Executive Retirement Plan

The Company’s retirement plan for all employees provides a traditional retirement benefit based on employees’ compensation and years of credited service. Earnings credited for retirement purposes represent the final average annual base salary of the employee for the highest 36 consecutive months during the last 120 months of service with the Company.

In addition to the Company’s retirement plan for all employees, the Company provides additional pension benefits through the Supplemental Executive Retirement Plan (SERP) to executive officers of the Company who have attained the age of 55 and a minimum of 15 years of credited service with the Company. The SERP is a non-qualified supplemental pension plan that provides for the payment out of general assets to certain highly-compensated individuals of benefits calculated under the applicable tax-qualified plan benefit formula to the extent those benefits exceed the limits established by Code §§ 415 and 401(a)(17). For purposes of the SERP, base salary for the executive officers is the amount under “Salary” in the Summary Compensation Table, which is the total base salary before taking into account any deferrals.

The SERP and the traditional retirement plan provide benefits to executive officers who retire at age 62 or older. Details of the plan benefits and the amounts accrued by each NEO are found in the Pension Benefits Section on pages 30 and 31.

The Compensation Committee believes that the pension plans and the SERP are an important part of the NEOs compensation. These plans serve a critically important role in the retention of senior executives, as benefits thereunder increase for each year that these executives remain employed. The plans thereby encourage our most senior executives to remain employed and continue their work on behalf of the shareholders.

Deferred Compensation

The Company also maintains an Executive Deferred Compensation Plan. All officers can voluntarily participate in this plan on the same terms and conditions as all other eligible employees who reach a set compensation level.

The Executive Deferred Compensation plan provides the opportunity to defer up to 75% of base salary, up to 100% of cash bonuses, and up to 100% of performance share awards for payment at a future date. This plan is provided to be competitive in the market, and to provide eligible employees and executives with a tax-efficient savings method. The earnings accrued for deferred compensation are determined by actual earnings of designated mutual funds and Avista common stock and are not above-market returns. Deferrals under the Executive Deferred Compensation Plan made after December 31, 2004, are subject to the provisions of Code § 409A. Contributions for 2008 and year-end account balances can be found in the Executive Deferred Compensation table on page 25.

Company Self-Funded Death Benefit Plan

In order to provide death benefits to beneficiaries of executive officers who die during their term of office, the Company maintains an executive death benefit plan that will provide an executive officer’s designated beneficiary with a lump sum payment, equal to twice the executive officer’s final annual base salary, payable within thirty days of the executive’s death. Prior to January 1, 2008, the plan continued to provide the benefit to executives after retirement. Effective January 1, 2008, the post-employment benefit was eliminated for any individual who first becomes an executive officer after that date. Individuals who were executive officers prior to January 1, 2008 continue to be eligible for the post-retirement death benefit. In the event of their death after retirement, pursuant to the Avista qualified retirement plan, their designated beneficiary will receive a lump sum equal to twice the retired executive officer’s total annual pension benefit. Amounts payable to the beneficiary of either group are paid from the general assets of the Company. The present value of this benefit for each NEO can be found in the Potential Payment upon Termination or Change of Control Tables starting on page 32.

Supplemental Executive Disability Plan

The Supplemental Executive Disability Plan provides benefits to executive officers of the Company who become disabled. The plan provides a benefit equal to 60% of the executive officer’s base annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company’s Long-Term Disability Plan for employees, workers’ compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer’s date of retirement or age 65. The present value of this benefit for each NEO can be found in the Potential Payment upon Termination or Change of Control Tables.

Severance Benefits

As of the end of 2008, none of our officers has severance benefits except Mr. Thies. Upon Mr. Thies’ employment, he was entitled to severance benefits (less applicable withholding taxes) at a rate equal to his current base salary, for a period of one year from the date of termination other than for cause or change in control, to be paid periodically in accordance with the Company’s normal payroll policies. The Company would also continue to provide him with regular Company medical health benefits for the period of the first three months following termination. Ms. Durkin received a limited severance agreement in her employment letter, but that entitlement terminated on August 1, 2007, the second anniversary of Ms. Durkin’s employment.

Change in Control

The Compensation Committee believes it is important to provide protection to senior management in the event of a change in control. Further, the Compensation Committee believes that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of the shareholders. The cash components are paid in a lump sum and are based on a multiple of base salary. Additional information regarding the change in control agreements including definitions of key terms and a quantification of benefits that would have been received by the NEOs had termination occurred on December 31, 2008 due to a change in control, is found in the Potential Payment Upon Termination or Change of Control tables on page 32.

Pre-Set Diversification Plans

Officers of the Company are encouraged to own certain amounts of Avista common stock within a reasonable time after their employment or promotion to their current position. The Company does not have specific stock ownership guidelines for its executive officers.

The Company and the Compensation Committee have authorized the Company’s executive officers to enter into pre-set diversification plans established according to Rule 10b5-1 under the Exchange Act with an independent broker-dealer. These plans include specific instructions for the broker to exercise options or sell stock on behalf of the officer if the Company’s stock price reaches a specified level or certain events occur. The officer no longer has control over the decision to exercise or sell the securities subject to the plan. The purpose of such plans is to enable executive officers to recognize the value of their compensation in Company stock during periods in which the officer would be unable to buy or sell Company stock because important information about the Company had not yet been publicly released. Currently, none of the Company’s executive officers has such a plan.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation & Organization Committee of the Board

John Kelly	Mike Noel	John Taylor—Chair

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” relationships which SEC regulations or NYSE listing standards would require to be disclosed in this proxy statement.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—2008

Name and Principal Position	Year	Salary(1)	Stock Awards (Performance Shares and Restricted Stock) ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Comp. ($)(5)(6)	Total Compensation ($)
S. L. Morris Chairman of the Board, President & Chief Executive Officer	2008	$626,308	$620,897	$0	$404,597	$559,753	$10,350	$2,221,905
	2007	$452,461	$324,792	$0	$43,146	$333,602	$10,125	$1,164,126
	2006	$351,703	$325,302	$17,719	$256,466	$154,406	$9,900	$1,115,496

M. T. Thies Sr. Vice President & Chief Financial Officer, as of September 29, 2008	2008	$72,692	$43,658	$0	$33,716	$0	$9,310	$159,376

M. K. Malquist	2008	$362,115	$315,081	$0	$156,273	$170,959	$15,975	$1,020,403
Executive Vice President—retired March 31, 2009 (and former Chief Financial Officer through September 29, 2008)	2007	$350,000	$286,878	$0	$32,130	$114,899	$15,453	$799,360
	2006	$338,398	$305,747	$51,750	$239,369	$146,523	$14,469	$1,096,256

M. M. Durkin Sr. Vice President, General Counsel & Chief Compliance Officer	2008	$273,075	$266,113	$0	$117,740	$52,264	$10,350	$719,542
	2007	$264,992	$259,789	$0	$24,326	$43,430	$10,125	$602,662
	2006	$264,090	$184,013	$0	$181,231	$56,272	$38,520	$724,126

K. S. Feltes (7)	2008	$238,077	$262,784	$0	$102,755	$80,070	$10,350	$694,036
Sr. Vice President & Corporate Secretary	2007	$213,192	$188,393	$0	$21,114	$62,188	$10,125	$495,012

D. J. Meyer Vice President & Chief Counsel for Regulatory & Governmental Affairs	2008	$240,000	$95,558	$0	$68,503	$90,984	$24,885	$519,930
	2007	$240,000	$87,997	$0	$14,688	$135,318	$24,871	$502,874
	2006	$240,000	$168,868	$17,719	$109,426	$127,819	$28,788	$692,620

(1)	Amounts earned in the applicable year; includes regular pay, paid time-off and holiday pay. The total amounts shown in this column also include any amounts that an NEO elected to defer in accordance with the Executive Deferred Compensation Plan. See the Non-Qualified Deferred Compensation Table below to see which NEOs elected to defer compensation during 2008 and how much they deferred.
(2)	Values shown represent the accounting compensation expense in 2008 based on the grant date fair value of the award in accordance with SFAS 123(R) for restricted stock and performance awards granted in 2008, 2007 and 2006. These amounts do not necessarily correspond to the actual value that will be recognized by the NEOs. (Assumptions used in the calculation of these amounts are included in Note 25 of the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.) Pursuant to SEC rules, the amounts shown were determined by assuming none of the awards would be forfeited.
(3)	Annual short-term cash incentive awards paid in 2009 that were earned by NEOs for 2008 performance in accordance with the Executive Incentive Compensation Plan. Mr. Thies received a prorated amount based on three months of active service. See the CD&A and Grant of Plan-Based Awards Table, below, for further explanation.
(4)	The change in pension amounts for each NEO is the difference in the December 31, 2008 and December 31, 2007 present values of the accrued benefit at normal retirement age (the earliest age at which retirement benefits may be received by the NEO without any reduction in benefits). The increase in the value of pension benefits is due to one year additional service, higher final average earnings, the passage of time, and changes in interest and mortality assumptions for calculating present values. The present value calculated at December 31, 2006 utilizes the GAM 83 mortality table and discount rate of 6.15%. The present value at December 31, 2007 utilizes the RP2000 mortality table and 6.35% discount rate. There were no above-market earnings for the Company’s Executive Deferred Compensation Plan. The present value of December 31, 2008 utilizes the RP2000 mortality table and 6.25% discount rate.
(5)	The Company does not provide perquisites or other personal benefits to its NEOs.
(6)	Includes employer matching contributions under both the Executive Deferred Compensation Plan and the Investment and Employee Stock Ownership Plan (401(k) plan). The Company makes matching contributions on behalf of all its employees who make regular contributions of their wages, salary, cash incentive, and overtime to the 401(k) plan during the plan year. The Company matching contribution to the 401(k) plan is equal to $0.75 for every $1.00 of regular employee contributions up to a maximum 6% of compensation allowed for qualified plans. The Company matching contribution under the Executive Deferred Compensation Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the maximum contribution allowed under the 401(k) plan assuming the participant has contributed up to the limit set forth in Code § 402(g) for the plan year. This amount also includes cash-outs for unused, paid time-off accrued under the Company’s One-Leave Program and any relocation expenses. Mr. Meyer cashed out 120 hours of his accrued, unused paid time-off totaling $13,860, which was allowed under the Company’s One Leave Program for all employees.
(7)	Ms. Feltes was not an NEO in the 2007 proxy statement. Therefore, 2006 information is not provided.

The All Other Compensation amounts for 2008 are shown in the following table:

Name	Executive Deferred Compensation Plan Company Match	Investment and Employee Stock Ownership Plan (401(k) plan) Company Match	One-Leave Cash Outs		Relocation Expenses	Total All Other Compensation
Morris	$0	$10,350	$0		$0	$10,350
Thies	$0	$0	$0		$9,310	$9,310
Malquist	$5,625	$10,350	$0		$0	$15,975
Durkin	$0	$10,350	$0		$0	$10,350
Feltes	$0	$10,350	$0		$0	$10,350
Meyer	$675	$10,350	$13,860	(120 hours)	$0	$24,885

Grants of Plan-Based Awards—2008

								All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
S. L. Morris	02/14/2008	$283,500	$567,000	$850,500
S. L. Morris	02/15/2008				25,700	51,400	77,100		$834,736
S. L. Morris	02/15/2008				—	12,500	12,500		$249,625
M. T. Thies	09/29/2008	$94,500	$189,000	$283,500
M. T. Thies	09/29/2008				6,250	12,500	18,750		$324,625
M. T. Thies	09/29/2008							2,400	$51,336
M. K. Malquist	02/14/2008	$109,500	$219,000	$328,500
M. K. Malquist	02/15/2008				7,700	15,400	23,100		$250,096
M. K. Malquist	02/15/2008							4,300	$85,871
M. M. Durkin	02/14/2008	$82,500	$165,000	$247,500
M. M. Durkin	02/15/2008				6,250	12,500	18,750		$203,000
M. M. Durkin	02/15/2008							3,600	$71,892
K. S. Feltes	02/14/2008	$72,000	$144,000	$216,000
K. S. Feltes	02/15/2008				6,250	12,500	18,750		$203,000
K. S. Feltes	02/15/2008							3,100	$61,907
D. J. Meyer	02/14/2008	$48,000	$96,000	$144,000
D. J. Meyer	02/15/2008				2,550	5,100	7,650		$82,824
D. J. Meyer	02/15/2008							1,300	$25,961

(1)	The grant date is the date the Compensation Committee and/or the Board approves the grant of performance awards, restricted stock units or non-equity incentive awards with the exception of Mr. Thies’ awards. The grant date for Mr. Thies’ awards was the date of his employment with the Company, which began on September 29, 2008.
(2)	Potential annual incentive cash awards granted to NEOs for 2008 performance in accordance with the Executive Incentive Compensation Plan. (The amounts actually paid to NEOs for 2008 performance appear in the Non-Equity Incentive Plan column of the Summary Compensation Table.) See the CD&A for further explanation.
(3)	Performance awards are granted under the Long Term Incentive Plan which has a performance cycle of three years. The number of contingent shares varies based on the Company’s three-year relative total shareholder return compared to the returns reported in the S&P 400 Utilities Index. Dividend equivalents are paid in cash based on the total number of shares earned at the end of the performance cycle provided the performance goals are met. See the CD&A for further explanation.
(4)	In 2008, the NEOs were awarded restricted stock units that vest over a three-year period—1/3 of the shares granted are issued and released from restriction on an annual basis provided the NEO is employed on the last day of the vesting period. During the vesting period, individuals receive dividend equivalents on the unvested shares.
(5)	Amounts recorded in this column are calculated in accordance with SFAS 123(R) and represent the grant date fair value of the target award that could be earned. Assumptions used in the calculation of these amounts are included in Note 25 of the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Form 10-K filed with the SEC on February 27, 2009.

The Company currently does not have any employment agreements with its NEOs, with the exception of Mr. Malquist, Ms. Durkin and Mr. Thies. The material terms of their employment agreements are described below:

Employment Agreement—M. K. Malquist

The Company entered into an employment agreement with Mr. Malquist, effective October 1, 2002, pursuant to which the Company agreed to employ Mr. Malquist as Senior Vice President and Chief Financial Officer on a year-to-year basis. The employment agreement entitled Mr. Malquist to receive an initial annual base salary of $245,000 subject to increases, if any, as determined by the Board. The agreement also provided that Mr. Malquist is entitled to participate in the Company’s employee benefit plans generally available to executive officers, and is also entitled to not less than 33 days paid leave each year pursuant to the Company’s One-Leave Program. In addition, Mr. Malquist would become eligible to participate in the SERP once he reached five years of service and at least age 55, both conditions which have now been satisfied. After five years of service, he was credited with three years vesting service and two years benefit service for each completed year of employment (meeting a minimum of 1,000 hours of service and credited with 1/12th of a year for every 173 1/3 hours worked up to a maximum of 12 months credited per year). Mr. Malquist was also granted an option to purchase 50,000 shares of Company common stock, with an exercise price equal to the fair market value on October 1, 2002.

Employment Agreement—M. M. Durkin

The Company entered into an employment agreement with Ms. Durkin, effective August 1, 2005, pursuant to which the Company agreed to employ Ms. Durkin as Senior Vice President and General Counsel on a year-to-year basis. The employment agreement entitles Ms. Durkin to receive an initial annual base salary of $260,000 subject to increases, if any, as determined by the Board. The agreement also provides that Ms. Durkin shall be entitled to participate in the Company’s employee benefit plans generally available to executive officers, and is also entitled to an initial bank of 15 days paid leave pursuant to the Company’s One-Leave Program. Commencing on her employment date, Ms. Durkin’s One Leave will be accumulated on an accrual basis each pay period based upon years of service according to the plan provisions. In addition, Ms. Durkin will be eligible to participate in the SERP once she has reached five years of service. After five years, Ms. Durkin will receive a “two for one” credit for vesting service for each completed year of full-time service from year six through year ten (employment service). Her five-year employment anniversary triggers commencement of the additional vesting service credit. There is no “two for one” credit prior to completion of her fifth year of employment or after completion of her tenth year of employment. Ms. Durkin was also granted up to $35,000 in relocation expenses and became entitled to an initial grant of 15,500 performance shares, with a potential payout of 0%— 150% of the grant based on a 3-year performance cycle. Ms. Durkin was also entitled to severance benefits (less applicable withholding taxes) at a rate equal to her current base salary, for a period of one year from the date of termination other than for cause, to be paid periodically in accordance with the Company’s normal payroll policies. The Company would also continue to provide her with regular Company medical health benefits for the period of the first three months following termination. This entitlement ceased completely on August 1, 2007, the second anniversary of Ms. Durkin’s employment.

Employment Agreement—M. T. Thies

The Company entered into an employment agreement with Mr. Thies, effective September 29, 2008, pursuant to which the Company agreed to employ Mr. Thies as Senior Vice President and Chief Financial Officer on a year-to-year basis. The employment agreement entitles Mr. Thies to receive an initial annual base salary of $315,000 subject to increases, if any, as determined by the Board. The agreement also provides that Mr. Thies is entitled to participate in the Company’s employee benefit plans generally available to executive officers, and is also entitled to an initial 25 days paid leave pursuant to the Company’s One-Leave Program. Commencing on his employment date, Mr. Thies’ One Leave will be accumulated on an accrual basis each pay period based upon years of service according to the plan provisions. In addition, Mr. Thies will be eligible to participate in the SERP once he has reached ten years of service. After ten years, Mr. Thies will receive a “two for one” credit for vesting service for each completed year of full-time service from year ten through year 12 (employment service). His ten-year employment anniversary triggers commencement of the additional vesting service credit. There is no “two for one” credit prior to completion of his tenth year of employment or after completion of his twelfth year of employment. Mr. Thies was also granted up to $40,000 in relocation expenses and became entitled to an initial grant of 12,500 performance shares, with a potential payout of 0%—150% of the grant based on a 3-year performance cycle. He also received an initial grant of 2,400 shares of restricted stock units that vest over a three-year period of time. Each year, 1/3 of the units will vest as long as he stays employed with the Company. Mr. Thies is also entitled to severance benefits (less applicable withholding taxes) at a rate equal to his current base salary, for a period of one year from the date of termination other than for cause, to be paid periodically in accordance with the Company’s normal payroll policies. The Company would also continue to provide him with regular Company medical health benefits for the period of the first three months following termination.

Outstanding Equity Awards at Year-End—2008

Name	Date of Grant	Option Awards			Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock that Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have not Vested(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(6)

S. L. Morris	11/11/1999	3,800	$17.31	11/11/2009
S. L. Morris	11/09/2000	11,000	$22.54	11/09/2010
S. L. Morris	11/09/2000	15,000	$22.54	11/09/2010
S. L. Morris	11/08/2001	35,000	$11.80	11/08/2011
S. L. Morris	11/07/2002	26,250	$10.17	11/07/2012
S. L. Morris	02/08/2007						17,700	$365,771
S. L. Morris	02/08/2007				1,100	$21,318
S. L. Morris	02/15/2008						77,100	$1,547,397
S. L. Morris	02/15/2008						8,333	$161,500
M. T. Thies	09/29/2008						18,750	$376,313
M. T. Thies	09/29/2008				1,600	$31,008
M. K. Malquist	09/30/2002	37,500	$11.03	09/30/2012
M. K. Malquist	11/07/2002	26,250	$10.17	11/07/2012
M. K. Malquist	02/08/2007						15,150	$313,075
M. K. Malquist	02/08/2007				966	$18,721
M. K. Malquist	02/15/2008						23,100	$463,617
M. K. Malquist	02/15/2008				2,866	$55,543
M. M. Durkin	02/08/2007						13,200	$272,778
M. M. Durkin	02/08/2007				833	$16,144
M. M. Durkin	02/15/2008						18,750	$376,313
M. M. Durkin	02/15/2008				2,400	$46,512
K. S. Feltes	08/11/2000	2,200	$19.34	08/11/2010
K. S. Feltes	11/09/2000	7,000	$22.54	11/09/2010
K. S. Feltes	11/09/2000	7,000	$22.54	11/09/2010
K. S. Feltes	02/08/2007						13,200	$272,778
K. S. Feltes	02/08/2007				833	$16,144
K. S. Feltes	02/15/2008						18,750	$376,313
K. S. Feltes	02/15/2008				2,066	$40,039
D. J. Meyer	11/11/1999	20,000	$17.31	11/11/2009
D. J. Meyer	11/09/2000	24,000	$22.54	11/09/2010
D. J. Meyer	11/08/2001	35,000	$11.80	11/08/2011
D. J. Meyer	11/07/2002	26,250	$10.17	11/07/2012
D. J. Meyer	02/08/2007						4,500	$92,993
D. J. Meyer	02/08/2007				266	$5,155
D. J. Meyer	02/15/2008						7,650	$153,536
D. J. Meyer	02/15/2008				866	$16,783

(1)	Stock options were granted from 1998 to 2002. In 2003, the Compensation Committee discontinued awarding stock options to employees and NEOs. Options vested over a four-year period with 25% of the award vesting each year. In November 2006, the last options granted in 2002 vested based on the four-year vesting period and became exercisable.
(2)	Option exercise price based on the average of the high and low stock price on the date of grant.
(3)	Options have a term of ten years from grant date.
(4)	Number of restricted stock units that remain unvested as of December 31, 2008. (Restricted stock units vest over a three-year period—1/3 of the units are issued and released from restriction on an annual basis.)
(5)	Market value of restricted stock units based on the closing stock price as reported on December 31, 2008.

(6)	Performance awards have been adjusted to reflect the maximum number of shares potentially released under this program as the previous year’s performance exceeded the target performance level. These amounts were calculated as if the performance period ended on December 31, 2008 and also include dividend equivalents. Market value is based on the closing stock price as reported on December 31, 2008. Amounts also include any dividend equivalents.

Option Exercises and Stock Vested as of December 31, 2008

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Name
S. L. Morris			18,290	(1)	$385,462
S. L. Morris			1,333	(2)	$25,834
S. L. Morris			1,100	(3)	$21,560
S. L. Morris			4,167	(4)	$75,964
S. L. Morris	3,700	$1,887
M. T. Thies			800	(3)	$15,680
M. K. Malquist			15,576	(1)	$328,264
M. K. Malquist			1,166	(2)	$22,597
M. K. Malquist			967	(3)	$18,953
M. K. Malquist			1,434	(3)	$28,106
M. K. Malquist	12,500	$136,208
M. M. Durkin			13,570	(1)	$285,988
M. M. Durkin			1,000	(2)	$19,380
M. M. Durkin			833	(3)	$16,327
M. M. Durkin			1,200	(3)	$23,520
K. S. Feltes			13,570	(1)	$285,988
K. S. Feltes			1,000	(2)	$19,380
K. S. Feltes			833	(3)	$16,327
K. S. Feltes			1,034	(3)	$20,266
D. J. Meyer			4,602	(1)	$96,987
D. J. Meyer			333	(2)	$6,454
D. J. Meyer			267	(3)	$5,233
D. J. Meyer			434	(3)	$8,506
D. J. Meyer	14,540	$53,817
D. J. Meyer	5,460	$20,186
D. J. Meyer	12,500	$6,875

(1)

Performance shares—Benchmarked at the 66th percentile for total shareholder return against companies included in our peer group. This resulted in a distribution of 118% of the initial awards granted. Valuation includes both the value of the shares and dividend equivalents.

(2)	The NEOs received the last 1/3 of their restricted stock award granted in 2006. Value is based on the close of business December 31, 2008. These shares were bought on the open market and issued in book entry form to the NEOs.
(3)	The NEOs received 1/3 of their restricted stock units granted in 2007 and 2008. Value is based on the close of business for the first trading day in 2009. These units were acquired through “New Issue” and are not issued until they vest.
(4)	Mr. Morris was granted restricted stock units in 2008, of which 1/3 vests each year based on Mr. Morris’ employment on December 31 and the Company achieving a minimum of 5.76% ROE (performance target). The performance target was achieved in 2008. Therefore, one-third of Mr. Morris’ restricted stock units were released. Value is based on the close of business on February 12, 2009 at a price of $18.23, the day the Compensation & Organization Committee certified that the performance target was met.

Non-Qualified Deferred Compensation Plan—2008

The following table shows the non-qualified deferred compensation activity for the NEOs accrued through December 31, 2008:

Name	Executive Contributions in Last Year ($)(1)	Company Contributions in Last Year (Company Match) ($)(2)	Aggregate Earnings in Last Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)
S. L. Morris	$0	$0	$(132,365)	$0	$209,537
M. T. Thies	$0	$0	$0	$0	$0
M. K. Malquist	$6,288	$5,625	$(93,385)	$0	$483,116
M. M. Durkin	$0	$0	$0	$0	$0
K. S. Feltes	$0	$0	$0	$0	$0
D. J. Meyer	$18,189	$675	$(80,990)	$0	$334,639

(1)	Eligible employees may elect to defer up to 75% of their base annual salary, up to 100% of their annual bonus and up to 100% of their eligible performance award. This column represents deferrals of this compensation during the last year. See the Summary Compensation Table for further explanation.
(2)	The Company matching contribution under the Executive Deferred Compensation Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the maximum contribution allowed under the 401(k) plan assuming the participant has contributed up to the limit set forth in Code § 402(g) for the plan year.
(3)	Earnings reflect the market returns of the NEOs’ respective asset allocations. The earnings accrued for deferred compensation are determined by actual earnings of Avista common stock and selected mutual funds. The Compensation Committee selects the mutual funds to be made available to participants in the plan, and the participants may allocate their accounts among these investments, including Avista common stock. The mutual funds currently available include the following:

Fund	Ticker Symbol	One Year Return as of 12/31/08
American Funds EuroPacific Growth	RERFX	(40.38)%
Aston Montag & Coldwell Growth I	MCGIX	(32.48)%
Avista Common Stock	AVA	(8.66)%
American Beacon Large Cap Val	AADEX	(39.39)%
PIMCO Total Return	PTTRX	4.82%
RS Investments Partners	RSPFX	(38.63)%
TCM Small Cap Growth	TCMSX	(43.24)%
T. Rowe Price Mid Cap Growth	RPMGX	(39.69)%
T. Rowe Price Personal Strategy Balanced	TRPBX	(29.32)%
Vanguard Short Term Treasury	VFISX	6.68%
Wells Fargo Advantage Index	NVINX	(37.39)%
Wells Fargo Cash Investment Money Market	WFIXX	2.82%

Pension Benefits—2008

The table below reflects benefits accrued under the Retirement Plan for Employees and the SERP for the NEOs. The Company’s Retirement Plan for Employees provides a retirement benefit based upon employees’ compensation and years of credited service. The retirement benefit under the Retirement Plan is based on a participant’s final average annual base salary for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the NEOs is the amount under “Salary” in the Summary Compensation Table.

The SERP provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of credited service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company’s Retirement Plan are reduced due to the application of limitations on qualified plans under the Code and the deferral of salary pursuant to the Executive Deferred Compensation Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers, who retire at age 62 or older, of 2.5% of the final average annual base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. When combined with the Retirement Plan, the plan will provide higher benefits to the CEO, if he retires on or after age 65, of 3% of final average base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Year ($)
S. L. Morris	Retirement Plan	27.17	$742,526	$0
	SERP—pre 2005(2)	23.17	$74,957	$0
	SERP 2005+(3)	27.17	$1,206,108	$0
M. T. Thies	Retirement Plan	NA	NA	$0
	SERP—pre 2005(2)	NA	NA	$0
	SERP 2005+(3)	NA	NA	$0
M. K. Malquist (4)	Retirement Plan	6.25	$127,631	$0
	SERP—pre 2005(2)	2.25	$18,943	$0
	SERP 2005+(3)	12.00	$592,307	$0
M. M. Durkin (5)	Retirement Plan	3.42	$67,758	$0
	SERP—pre 2005(2)	NA	NA	$0
	SERP 2005+(3)	3.42	$84,208	$0
K. S. Feltes	Retirement Plan	10.67	$263,685	$0
	SERP—pre 2005(2)	6.67	$0	$0
	SERP 2005+(3)	10.67	$177,048	$0
D. J. Meyer (6)	Retirement Plan	10.25	$261,633	$0
	SERP—pre 2005(2)	26.25	$1,718,620	$0
	SERP 2005+(3)	30.00	$84,525	$0

(1)	SERP participants are limited to a maximum of 30 years of credited service under the SERP no matter how many years of service they actually have with the Company.
(2/3)	Effective January 1, 2005 the SERP was modified to comply with requirements of Code § 409A. This plan is noted as SERP 2005+. The plan prior to this date, SERP pre-2005, was grandfathered and is not subject to these requirements. SERP pre-2005 benefits were frozen as of December 31, 2004.
(4)

Mr. Malquist is vested in the SERP since he has reached five (5) years of service and age 55. After five (5) years of service, he was credited with three (3) years vesting service and two (2) years benefit service for each completed year of employment (meeting a minimum of 1,000 hours of service and credited with 1/12th of a year for every 173 1/3 hours worked up to a maximum of twelve (12) months credited per year). See details of Mr. Malquist’s employment agreement on page 26.

(5)	Ms. Durkin will be vested in the SERP once she has reached five (5) years of service. After five (5) years, Ms. Durkin will receive a “two for one” credit for Vesting Service for each completed year of full-time service from year six through year ten (employment service). Her five-year employment anniversary triggers commencement of the additional Vesting Service credit. There is no “two for one” credit prior to completion of her fifth year of employment or after completion of her tenth year of employment. See details of Ms. Durkin’s employment agreement on page 26.
(6)	Mr. Meyer was granted twenty (20) years of credited service upon his employment.

Potential Payment Upon Termination or Change of Control

The Company has Change of Control Agreements with all of the NEOs, all of which provide for a severance payment only upon the occurrence of both a change of control and an adverse impact on the NEO’s employment. Specifically, the NEOs receive payments only if, in connection with a Change of Control, the executive officer’s employment is terminated involuntarily by the company or voluntarily by the officer for good reason. Good reason includes assignment of any duties inconsistent with the executive officer’s position, authority, duties or responsibilities or any other action which results in a material diminution in such position, authority, duties or responsibilities or material diminution in the executive’s base annual salary, or requiring the executive officer to be based at any location over 35 miles from the location the executive officer was assigned to preceding the change of control. The Company provides these agreements to encourage executive officers to act in the interest of shareholders in connection with any proposed or pending transaction, despite the risk of losing their jobs.

The agreements will also provide compensation and benefits to the NEOs during employment following a change of control of the Company. Pursuant to the terms of the agreements, during the three years following a change of control of the Company, an NEO will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive officer in the 12 months preceding the change of control. In addition to the annual base salary, each NEO will receive an annual bonus at least equal to such executive officer’s highest bonus paid by the Company under the Company’s Annual Incentive Compensation Plan for the three years preceding the change of control (the “Recent Annual Bonus”). If employment is terminated by the Company without cause or by such executive officer for good reason during the first three years after a change of control, the executive officer will receive a payment equal to the sum of: (i) the unpaid base salary due to such executive officer as of the date of termination; (ii) a proportionate bonus due to such executive officer as of the same date based upon the higher of the Recent Annual Bonus and the named executive officer’s annual bonus for the last year (the “Highest Annual Bonus”); and (iii) a lump sum payment equal to two or three times the sum of the named executive’s annual base salary (depending on executive’s level) and the Highest Annual Bonus. The NEO will also receive all unpaid deferred compensation and vacation pay, may continue to receive employee welfare benefits for up to a three-year period from the date of termination, and may receive outplacement assistance. The NEO will also be entitled to a lump sum payment equal to the actuarial present value of the benefit under the Company’s retirement plans that such executive officer would have received if the NEO had remained in the employ of the Company for two or three years after the date of termination, depending on whether the NEO is at a senior level or at a vice president level. If any payments to the NEO would be subject to the excise tax on excess parachute payments imposed by Code § 4999, the agreements also provide that such executive officer may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. If payments (other than the gross-up payment) to the NEO do not exceed 110% of the maximum amount the NEO could receive without triggering the excise tax, the payments to such executive officer will be reduced to that maximum amount and such executive officer will not receive a “gross-up” payment.

A “gross-up” is a contractual provision that requires the Company to pay the excise tax (and all associated taxes) resulting from payments received by the individual with respect to the change in control, such that after the gross-up payment, the individual is left with the amounts that the individual would have received if the payments were not subject to Code §§ 280G and 4999. The excise tax amount is based on the Company’s best estimate of the individual’s liabilities under Code §§ 280G and 4999, assuming the termination caused by change in control occurred on December 31, 2008.

Payments required by these agreements, as well as payments provided by the other Company compensation arrangements described above, are summarized in the tables below.

	Potential Payment Upon Termination or Change of Control(1)
	Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Scott L. Morris
Chairman of the Board, President & Chief Executive Officer
Compensation Components
Severance (2)	$3,508,388	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity (3)	$748,068	$0	$566,004	$566,004	$566,004	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$51,841	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$1,260,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$2,384,891	$0
280-G Tax Gross-Up	$1,695,548	$0	$0	$0	$0	$0

Total	$6,003,846	$0	$566,004	$1,826,004	$2,950,895	$0

(1)	All scenarios assume termination occurred on December 31, 2008 at a stock price of $19.38.
(2)	Amount is equal to three times the highest base pay and bonus amounts for the prior three years.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2007 and 2008) upon termination after a change of control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a change in control, Mr. Morris would be credited with three years of continued health coverage.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 6.25% and the RP2000 mortality table for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Mark T. Thies
Senior Vice President & Chief Financial Officer
Compensation Components
Severance (2)	$1,484,463	$0	$0	$0	$0	$315,000
Intrinsic Value of Accelerated Equity (3)	$111,758	$0	$93,670	$93,670	$93,670	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$51,841	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$630,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$2,150,139	$0
280-G Tax Gross-Up	$609,845	$0	$0	$0	$0	$0

Total	$2,257,906	$0	$93,670	$723,670	$2,243,809	$0

(1)	All scenarios assume termination occurred on December 31, 2008 at a stock price of $19.38.
(2)	For a change in control, amount is equal to three times the highest base pay and bonus amounts for the prior three years. Since he has not worked three years with the Company yet, his numbers are calculated differently. For involuntary termination, without cause, as described in enclosed employment agreement.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2008) upon termination after a change of control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a change in control, Mr. Thies would be credited with three years of continued health coverage.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 6.25% and the RP2000 mortality table for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Malyn K. Malquist
Executive Vice President
Compensation Components
Severance (2)	$2,052,474	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity (3)	$304,266	$0	$265,614	$265,614	$265,614	$0
Retiree Medical (4)	$60,400	$0	$0	$0	$0	$0
Health Benefits (5)	$51,841	$60,400	$60,400	$60,400	$60,400	$60,400
Death Benefit (6)	$0	$0	$0	$730,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$615,384	$0
280-G Tax Gross-Up	$878,919	$0	$0	$0	$0	$0

Total	$3,347,900	$60,400	$326,014	$1,056,014	$941,398	$60,400

(1)	All scenarios assume termination occurred on December 31, 2008 at a stock price of $19.38.
(2)	Amount is equal to three times the highest base pay and bonus amounts for the prior three years.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2007 and 2008) upon termination after a change of control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a change in control, Mr. Malquist would be credited with three years of continued health coverage.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 6.25% and the RP2000 mortality table for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Marian M. Durkin
Senior Vice President, General Counsel & Chief Compliance Officer
Compensation Components
Severance (2)	$1,549,923	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity (3)	$257,108	$0	$224,593	$224,593	$224,593	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$34,260	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$550,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$890,432	$0
280-G Tax Gross-Up	$660,131	$0	$0	$0	$0	$0

Total	$2,501,422	$0	$224,593	$774,593	$1,115,024	$0

(1)	All scenarios assume termination occurred on December 31, 2008 at a stock price of $19.38.
(2)	Amount is equal to three times the highest base pay and bonus amounts for the prior three years.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2007 and 2008) upon termination after a change of control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a change in control, Ms. Durkin would be credited with three years of continued health coverage.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 6.25% and the RP2000 mortality table for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Karen S. Feltes
Senior Vice President & Corporate Secretary
Compensation Components
Severance (2)	$1,349,199	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity (3)	$250,648	$0	$221,901	$221,901	$221,901	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$18,244	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$480,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$201,596	$0
280-G Tax Gross-Up	$545,682	$0	$0	$0	$0	$0

Total	$2,163,773	$0	$221,901	$701,901	$423,497	$0

(1)	All scenarios assume termination occurred on December 31, 2008 at a stock price of $19.38.
(2)	Amount is equal to three times the highest base pay and bonus amounts for the prior three years.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2007 and 2008) upon termination after a change of control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a change in control, Ms. Feltes would be credited with three years of continued health coverage.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 6.25% and the RP2000 mortality table for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
David J. Meyer
Vice President & Chief Counsel for Regulatory & Governmental Affairs
Compensation Components
Severance (2)	$808,277	$0	$0	$0	$0	$0
Intrinsic Value of Accelerated Equity (3)	$93,670	$0	$82,150	$82,150	$82,150	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$34,561	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$480,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$163,128	$0
280-G Tax Gross-Up	$0	$0	$0	$0	$0	$0

Total	$936,508	$0	$82,150	$562,150	$245,278	$0

(1)	All scenarios assume termination occurred on December 31, 2008 at a stock price of $19.38.
(2)	Amount is equal to two times the highest base pay and bonus amounts for the prior three years.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (for 2007 and 2008) upon termination after a change of control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a change in control, Mr. Meyer would be credited with two years of continued health coverage.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay reduced by benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 6.25% and the RP2000 mortality table for males and females.

Director Compensation

During 2008, directors who were not employees of the Company received an annual retainer of Seventy-eight Thousand Dollars ($78,000), of which a minimum of Ten Thousand Dollars ($10,000) is paid in Company common stock. Directors were also paid One Thousand Five Hundred Dollars ($1,500) for each meeting of the Board or any Committee meeting of the Board. Directors who served as Board Committee Chairs received an additional Five Thousand Dollar ($5,000) annual retainer, with the exception of the Audit Committee Chair, who received an additional Ten Thousand Dollar ($10,000) annual retainer. The lead director also received an annual retainer of Fifteen Thousand Dollars ($15,000).

In addition, any non-employee director who served as director of a subsidiary of the Company received from the Company a meeting fee of One Thousand Five Hundred Dollars ($1,500) for each subsidiary Board meeting the director attended. Directors Anderson, Blake and Kelly hold Board positions with a subsidiary of the Company.

Each year, the Governance Committee reviews directors’ compensation. During 2008, the Governance Committee engaged Towers Perrin, an outside consulting firm, to assist in this review. This information is used to compare the current Avista director compensation with peer companies in the utility industry and general industry companies of similar size. The companies comprising the Peer Group are:

AGL Resources, Inc.	Otter Tail Corp.
Cleco Corp	PNM Resources, Inc.
Covanta Holding Corp	Portland General Electric
Dynegy	Puget Energy
Energen Corp.	Southern Union
Equitable Resources, Inc.	TransCanada Corp
Great Plains Energy, Inc.	UniSource Energy
National Fuel Gas Co.	USEC Inc
Nicor	Westar Energy, Inc.
NSTAR

The comparable data review also includes three regional peers, MDU Resources Group, Inc., NV Energy, Inc., and IDACORP, Inc.

Each director is entitled to reimbursement of his/her reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its Committees and related activities, including director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

A minimum stock ownership expectation has been established for all Board members. Directors are expected to achieve a minimum investment of $200,000 or 9,500 shares, including shares that have previously been deferred under the former Non-Employee Director Stock Plan, whichever is less, in Company common stock within four (4) years of their becoming Board members and are expected to retain at least that level of investment during their tenure as Board members.

The ownership expectation illustrates the Board’s philosophy of the importance of stock ownership for directors in order to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee conducts an annual review to confirm that director holdings meet the ownership expectations. All directors are currently in compliance based on their years of service completed on the Board.

No annual stock option grants or non-stock incentive plan compensation payments were made as compensation for director services in 2008 or are contemplated under the current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors.

Listed below is compensation paid to each director during 2008.

	Annual Retainer
Director Name	Fees Earned or Paid in Cash ($)(1)(2)	Director Compensation Paid in Stock ($)(1)(2)	All Other Compensation ($)(3)	Total Compensation ($)
Erik J. Anderson	$97,016	$27,984	$0	$125,000
Kristianne Blake	$89,010	$43,990	$1,738	$134,738
Brian W. Dunham	$55,520	$37,980		$93,500
Roy L. Eiguren	$91,931	$9,986		$101,917
Jack W. Gustavel	$31,505	$77,995		$109,500
John F. Kelly	$96,010	$43,990		$140,000
Michael L. Noël	$72,516	$39,984		$112,500
Dr. Lura J. Powell (4)	$30,598	$9,985		$40,583
Heidi B. Stanley	$30,005	$77,995		$108,000
R. John Taylor	$32,005	$77,995	$3,792	$113,792

Totals	$626,116	$447,884	$5,530	$1,079,530

(1/2)	Directors have the option of taking $68,000 of their $78,000 annual retainer in Company common stock, in cash, or in a combination of stock and cash (a minimum of $10,000 of their annual retainer is automatically paid in Company common stock). Amounts in these columns include cash retainers, Chair retainers, Board and Committee meeting fees, and fees for directors attending a subsidiary Board meeting—Anderson, Blake and Kelly are the only directors who currently sit on a subsidiary Board.
(3)	Amounts include dividends paid on those shares that were deferred prior to December 31, 2004, under the former Non-Employee Director Stock Plan. Blake and Taylor are the only directors who deferred receipt of stock until a later date. The Company does not provide perquisites or other personal benefits to its Board members.
(4)	Dr. Powell chose not to stand for re-election and resigned as a director on May 8, 2008.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte), as the Company’s independent registered public accounting firm for continuing audit work in 2009. The Board has determined that it would be desirable to request that the shareholders ratify such appointment. Deloitte has conducted consolidated annual audits of the Company for many years, and is one of the world’s largest firms of certified public accountants. A representative of Deloitte is expected to attend the Annual Meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

Shareholder approval is not required for the appointment of Deloitte. However, the appointment is being submitted to shareholders for ratification. Should the shareholders fail to ratify the appointment of Deloitte, such failure (1) would have no effect on the validity of such appointment for 2009 (given the difficulty and expense of changing the independent registered public accounting firm mid-way through a year) and (2) would be a factor to be taken into account, together with other relevant factors, by the Audit Committee and by the full Board in the selection and appointment of the independent registered public accounting firm for 2009 (but would not necessarily be the determining factor).

The Board recommends a vote “FOR” the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books, records, and accounts of the Company for the year 2009.

Auditors Fees

Aggregate fees billed to the Company for the years ended December 31, 2008 and 2007 by Deloitte were as follows:

	2008	2007
Audit Fees (a)	$1,512,088	$1,465,599
Audit-Related Fees (b)	108,965	126,074
Tax Fees (c)	28,037	276,816
All Other Fees (d)	2,000	1,500

Total	$1,651,090	$1,869,989

(a)	Fees for audit services billed in 2008 and 2007 consisted of:

•	Audit of the Company’s annual consolidated financial statements.

•	Reviews of the Company’s quarterly reports on Form 10-Q.

•	Comfort letters, agreed-upon procedures, statutory and regulatory audits, consents, and other services related to SEC matters.

•	Audits of subsidiary financial statements.

(b)	Fees for audit-related services billed in 2008 and 2007 consisted primarily of separate audits of affiliated entities.
(c)	Fees for tax services billed in 2008 consisted of income tax planning and advice. Fees for 2007 consisted of income tax planning and advice and property tax consultation.
(d)	All Other fees for 2008 and 2007 consisted of licensing of accounting literature research databases.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the Sarbanes-Oxley Act and under the rules and regulations concerning auditor independence promulgated by the SEC, the Public Company Accounting Oversight Board (PCAOB), and the American Institute of Certified Public Accountants.

Under the Sarbanes-Oxley Act, the Audit Committee is responsible for the appointment, compensation, and oversight of the work of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services to be performed. The Audit Committee has adopted what it terms its Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the Company’s independent registered public accounting firm may be pre-approved. All services provided by Deloitte in 2008 and 2007 were pre-approved in accordance with the Policy adopted by the Audit Committee.

The SEC’s rules establish two alternatives for pre-approving services provided by the independent registered public accounting firm. Engagements for proposed services may either be specifically pre-approved by the Audit Committee (“specific pre-approval”) or entered into pursuant to detailed pre-approval policies and procedures established by the Audit Committee, as long as in the latter circumstance the Audit Committee is informed on a timely basis of any engagement entered into on such basis (“general pre-approval”). The Audit Committee combined these two approaches in its Policy after concluding that doing so will result in an effective and efficient procedure to pre-approve services to be performed by the Company’s independent registered public accounting firm.

As set forth in this Policy, except for those categories of services where the Policy requires specific pre-approval, engagements may be entered into pursuant to general pre-approvals established by the Audit Committee. The Audit Committee will periodically review and generally pre-approve the categories of services that may, as contemplated by this Policy, be provided by the Company’s independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee, and will establish budgeted amounts for such categories. The Audit Committee may add or subtract to the list of general pre-approved services from time-to-time, based on subsequent determinations by the Audit Committee. Any general pre-approval will be set forth in writing and included in the Audit Committee minutes. Unless an engagement of the independent auditor to provide a particular service is entered into pursuant to and in accordance with the Audit Committee’s general pre-approval then in effect, the engagement will require specific pre-approval by the Audit Committee.

Proposed services exceeding pre-approved cost levels or budget amounts previously established by the Audit Committee will also require specific pre-approval by the Audit Committee.

The Audit Committee intends to pre-approve services, whether specifically or pursuant to general pre-approvals, only if the provision of such services is consistent with SEC and PCAOB rules on auditor independence and all other applicable laws and regulations. In rendering specific or general pre-approvals, the Audit Committee will consider whether the independent registered public accounting firm’s provision of specific services, or categories of services, would be inconsistent with the independence of the auditor.

PROPOSAL 3

REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS

UNDER THE COMPANY’S LONG-TERM INCENTIVE PLAN

You are being asked to reapprove the material terms of the performance goals that relate to the payment of performance awards granted under the Company’s Long-Term Incentive Plan (the “Plan”). This reapproval is required under Internal Revenue Service regulations in order to preserve the Company’s federal income tax deduction when payments related to these awards are made to certain executive officers. We are not seeking approval for any changes to the plan. The terms of the Plan are identical to those that were approved by shareholders in 2005 when the Plan was amended, and the material terms of the performance goals for which we seek approval are identical to those reapproved by shareholders in 2004. Reapproval does not represent an enhancement to executive compensation.

The Plan permits grants of incentives in the form of stock options, stock appreciation rights, stock awards, performance awards, restricted stock units, other stock-based awards, and dividend equivalent rights. As discussed in the Compensation Discussion & Analysis, the Company currently awards performance shares and restricted stock units because we believe those awards provide a better means for rewarding executive officers for their success in driving the Company’s long-term performance results.

Section 162(m) of the Code (“Section 162(m)”), limits the Company’s federal income tax deduction for compensation paid to the Company’s CEO and certain other executive officers whose compensation is reported in the Summary Compensation Table. “Qualified performance-based compensation,” which can include compensation from Plan awards, such as stock options, stock appreciation rights, performance share awards, restricted stock units that vest upon the attainment of performance goals and other stock-based awards, is not subject to this deduction limit if certain conditions are met. One of the conditions is periodic shareholder approval of the material terms of the performance goals under which the compensation is paid.

Company shareholders last reapproved the material terms of the performance goals at the 2004 Annual Meeting of Shareholders. We are now asking shareholders once again to reapprove those material terms so that the Company may maintain tax deductibility for qualified performance-based compensation paid pursuant to the Plan for 2009 and after. We are not amending or otherwise altering the Plan in any respect and are not asking you to approve any amendments to the Plan.

The Company’s deduction for stock options previously awarded under the Plan will not be affected by the shareholder vote at the Meeting—the prior shareholder approval is sufficient to ensure that compensation from these awards is not subject to the Section 162(m) limit. Your vote at the Meeting will relate solely to the performance goals that determine the payment of other awards under the Plan, such as performance share awards.

Material Terms of the Performance Goals

The material terms of the performance goals under the Plan consist of (i) the class of employees eligible to receive these awards; (ii) the types of business criteria on which the payouts or vesting for performance awards are based; and (iii) the maximum amounts of cash or shares that can be provided during a specified period to any employee for these types of awards under the Plan.

Eligible Class:

Awards may be made to officers, directors and employees of the Company and its subsidiaries selected by the Plan Administrator.

Business Criteria:

The incentives paid under the Plan are based on one or more of the following performance criteria: (a) earnings, (b) earnings per share, (c) profits, (d) profit growth, (e) profit-related return ratios, (f) cost management, (g) dividend payout ratios, (h) economic value added, (i) cash flow, or (j) total shareholder return. Performance under these business criteria may be measured in absolute terms or in comparison to the performance of other corporations.

Maximum Amounts:

A maximum of 200,000 shares of Company Common Stock may be made subject to awards under the Plan to any individual participant in the aggregate in any one year of the Company. For awards denominated in cash, no more than $1,000,000 may be granted to any participant in any year of the Company.

The Board of Directors recommends a vote “FOR” the proposal to reapprove the material terms of performance goals under the Company’s Long-Term Incentive Plan.

PROPOSAL 4

SHAREHOLDER PROPOSAL

The Proposal

Gerald R. Armstrong (the proponent), a shareholder of the Company, submitted the following proposal. Mr. Armstrong owns 136 shares of the Company’s Common Stock. Mr. Armstrong’s address is 910 Sixteenth Street, No. 412, Denver CO 80202.

Resolution: That the shareholders of AVISTA CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Statement: The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy, Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc. CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

The Company’s Response

The Board makes no recommendation either “FOR” or “AGAINST” the proposal to amend Avista’s Revised Articles of Incorporation and Bylaws to provide for the annual election of directors.

Existing Provisions

Under Article FIFTH of the Restated Articles of Incorporation, as amended (the Articles), the Board is divided into three classes. Directors are elected for a term of three years and directors of one class (whose terms are then expiring) are elected at each Annual Meeting of Shareholders. The Bylaws contain a similar provision.

Article FIFTH of the Articles further provides that any vacancy occurring in the Board may be filled by the remaining directors, and any director filling a vacancy serves for the unexpired term of his/her predecessor. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board for a term continuing only until the next election of directors by shareholders. Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

The foregoing provisions are subject to provisions regarding the election of directors by holders of the preferred stock under certain limited circumstances involving a failure to pay dividends.

An affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required to alter, amend, or repeal Article FIFTH of the Articles and similar provisions contained in the Bylaws.

History of Existing Provisions

The Articles were amended in 1987 to provide for, among other things, classification of the Board following approval by the holders of the Company’s common stock at the 1987 Annual Meeting of Shareholders. The considerations for and against such classification, as discussed in management’s 1987 proxy statement, are summarized below.

Considerations Favoring a Classified Board

•	Classification of the Board tends to foster continuity and stability of management and business policies.

•

Classification makes it more difficult and time-consuming to change majority control of the Board which reduces the vulnerability of the Company to an unsolicited takeover proposal. Thus, classification may encourage persons attempting certain types of transactions that involve an actual or threatened change of control of the Company to first seek to negotiate with the Company and may discourage pursuit of such transactions on a non-negotiated basis.

Considerations Against a Classified Board

•

Classification of the Board could make more difficult or discourage the removal of incumbent directors, through a proxy contest or otherwise, and the assumption of control by a holder of a substantial block of the Company’s common stock, and could thus have the effect of entrenching incumbent management.

•

Classification could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders.

In 1987, the Board concluded that the advantages of classification of the Board (together with other provisions considered at that time) outweighed the disadvantages. Accordingly, the Board recommended that the shareholders approve the classified Board (together with such other provisions), and the shareholders voted to approve the same at the 1987 Annual Meeting of Shareholders.

Proposal to Declassify Board of Directors

The considerations for and against a classified board are, in all material respects, the same in 2009 as they were in 1987. However, the Board is aware that the two decades since 1987 have seen increased focus on corporate governance in general and that some institutional investors and commentators have become increasingly vocal in their objections to board classification, claiming that classification tends to reduce the accountability of directors since they are elected only once every three years.

Accordingly, the Board has concluded that the shareholders at large should be afforded the opportunity to decide whether or not the Board should be classified by voting on the proposed amendment, after weighing the considerations for and against classification. However, the Board has also determined that it should make no recommendation as to the proposed amendment in order to avoid any implication that the Board is acting otherwise than in the best interests of the Company. The Board believes that the considerations for and against classification can be readily evaluated by the shareholders without any recommendation by the Board.

The text of Article FIFTH of the Articles, as it would be amended if the proposal were adopted, is set forth as Exhibit A to this Proxy Statement. Section 2 of Article III of the Bylaws would also be amended to reflect the proposed amendment to Article FIFTH of the Articles.

Proposed Holding Company

At the Company’s Annual Meeting of Shareholders held on May 11, 2006, the holders of the Company’s common stock approved a proposal to form a holding company by means of a statutory share exchange (the Share Exchange), as contemplated in the plan of Share Exchange, dated February 13, 2006 (the plan of Exchange”), between Avista and AVA Formation Corp. (AVA), a wholly-owned subsidiary of Avista. After the receipt of all required regulatory approvals and the satisfaction or waiver of other specified conditions, the Share Exchange would be effected whereby each outstanding share of Avista common stock would be deemed to have been exchanged for one share of AVA common stock, with the result that:

•	Holders of Avista common stock would become holders of AVA common stock and

•	Avista would become a wholly-owned subsidiary of AVA.

See Note 28 of the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Form 10-K filed with the SEC on February 27, 2009.

Section 4.2 of the Amended and Restated Articles of Incorporation of AVA, as to be in effect immediately after the effective time of the Share Exchange (the AVA Articles), provides for a classified board of directors, and, at the effective time of the Share Exchange, the AVA Board will have the same members (who will be in the same classes) as the Avista Board.

The Board assumes that, if the shareholders of Avista desire to phase out the classification of the Avista Board, they would also desire to phase out the classification of the AVA Board. Therefore, approval of the proposal to amend Article FIFTH of Avista’s Articles will, without further act, constitute approval of the revision of Section 4.2 of the AVA Articles to provide for an AVA Board with the same structure as the Avista Board as of the effective time of the Share Exchange and, thereafter, the phasing out of the classification of the AVA Board on the same schedule the classification of the Avista Board is being phased out pursuant to the amendment to Article FIFTH of Avista’s Articles.

The Board makes no recommendation either “FOR” or “AGAINST” the proposal to amend Avista’s Revised Articles of Incorporation and Bylaws to provide for the annual election of directors.

PROPOSAL 5

SHAREHOLDER PROPOSAL

The Proposal

John Osborn, MD, a shareholder of the Company (the “Proponent”), submitted the following proposal. Dr. Osborn owns 175 shares of the Company’s Common Stock. Dr. Osborn’s address is 2421 W. Mission Ave., Spokane, WA 99201.

Resolved: that the shareholders of Avista urge the board to take the necessary steps to require that an independent director serve as chair of the board who may not simultaneously serve as chief executive of the company.

SUPPORTING STATEMENT. The board’s responsibility in scrutinizing management plans may be reduced when the board chair is also the chief architect of the management plan in his or her capacity as chief executive officer. By requiring that the chair be an independent director, the board may be able to bring to bear more critical review of basic management plans.

Numerous scholars have called for greater distinction between directors and management, allowing the board to operate independently of management.

One of the most complex issues facing Avista is how officers of the company maintain the goodwill of the community while maximizing shareholder returns. Given that the company derives power, and therefore revenue, from inherently public resources—namely river systems—public good will is especially critical. A board completely free from internal interest conflicts, I believe, is better equipped to address this complex issue.

For example, Avista shareholders have a significant interest in the outcome of the relicensing of our company’s five dams on the Spokane River. As Washington Water Power, our company built dams on the Spokane River that powered progress. At the same time, these dams present ongoing costs, by blocking river flows, degrading water quality, and blocking fish passage, including the eventual return of the salmon. Area taxpayers will invest hundreds of millions of dollars in new sewage treatment technology partly because of the impacts of Avista dams on depleting dissolved oxygen in the impounded waters of Lake Spokane that promotes algae blooms and fish kills.

The scenic beauty of Spokane centers on the waterfalls in the downtown area. Spokane Falls were the site for Expo ‘74, the world’s fair that first trumpeted environmental protection and restoration. Yet during the dry summer and fall months, Avista turns off the waterfalls to generate power. Of note, the power generated is a tiny percentage of Avista’s generating capability.

Naturally, shareholder interest in the public license to operate Avista’s dams may be affected by its stewardship of the highly visible Spokane waterfalls. I believe that the choice to favor the generation of power over the environmental reputation of the company may bear on corporate governance.

Splitting the Chair and CEO, I believe, provides an important check and balance within corporate governance through formal acknowledgement that the board will be led by a non-management officer.

Therefore, I urge support for this resolution.

The Company’s Response

The Board of Directors recommends a vote “AGAINST” this shareholder proposal for the reasons set forth below.

Summary

The Board of Directors believes that it would not be in the best interests of the Company to require that the Chairman of the Board be independent for the following reasons:

•

the Company is committed to the highest standards of corporate governance and, to that end, has adopted corporate governance guidelines. These guidelines give the Board the flexibility, and the Board believes it needs the flexibility, to determine whether the Chairman should or should not be independent on a case-by-case basis;

•	the Company’s corporate governance structure generally provides for significant independence and, in particular, provides for an independent Lead Director; and

•	an independent Chairman could result in inefficiencies and additional costs to the Company.

The Company is committed to the highest standards of corporate governance and, to that end, has adopted corporate governance guidelines.

The Board is committed to high standards of corporate governance and adopted Corporate Governance Guidelines in 1999. These guidelines are reviewed annually and have been amended to incorporate the requirements of the NYSE and the Securities and Exchange Commission under the Sarbanes-Oxley Act and are posted on our Company’s website. Pursuant to these Guidelines, the Board selects the Chairman in a manner that it determines to be in the best interests of the Company and its shareholders. The Board does not have a policy as to whether the role of CEO should be separate from that of Chairman, nor, if the roles are separate, whether the Chairman should be selected from the independent directors or should be an employee of the Company. This flexibility allows the Board to determine, each time a new Chairman is selected, whether the role should be separated based upon the individuals and the circumstances existing at that time. Over the last several years, the Board of Directors has examined many governance practices, including the separation of the offices of Chairman and CEO.

Subsequent to the announcement in February 2007 of the retirement of the Company’s former Chairman and CEO, Gary G. Ely, the Board of Directors examined the questions of the separation of the positions of the Chairman and the CEO and the independence of the Chairman, and again concluded that the Board should not have a rigid policy as to these issues but, rather, should consider them, together with other relevant factors, each time a new Chairman is appointed. The Board believes that having a single person serve as Chairman and CEO, at this time, provides unified and responsible leadership for the Company. The Board of Directors is strengthened by the presence of Mr. Morris, the current Chairman and the President and CEO of the Company. Mr. Morris provides strategic, operational, and technical expertise and context for the matters considered by the Board. The Board believes that it needs to retain the ability to balance the independent Board structure with the flexibility to appoint as Chairman someone with hands-on knowledge of and experience in the operations of the Company.

The Proponent has provided no basis for his suggestions of (i) inadequate scrutiny of management by the current Board of Directors, (ii) a failure by the Company to maintain public goodwill and (iii) “internal interest conflicts.”

The Board believes that this proposal would impose an unnecessary restriction that would not strengthen the Board’s independence or oversight functions and would, therefore, not be in the best interests of shareholders.

The Company’s corporate governance structure generally provides for significant independence and, in particular, provides for an independent Lead Director.

The Board of Directors has been, and continues to be, a strong proponent of Board independence. As a result, the Company’s corporate governance structures and practices provide for a strong, independent Board and include several independent oversight mechanisms. The Board believes this governance structure and these practices ensure that strong and independent directors will continue to effectively oversee the Company’s management and key issues related to long-range business plans, long-range strategic issues and risks and integrity. Currently, all of the directors, except Mr. Morris, and all members of the Audit, Governance and Compensation Committees, are independent. In addition, all Board Committees may seek legal, financial or other expert advice from a source independent from management.

The Board has also established the position of Lead Director, who is required to be independent. Mr. Kelly was elected by the independent directors to serve as Lead Director for a three-year term. The Lead Director’s duties include maintaining an active, ongoing, positive and collaborative relationship with the Chairman and the CEO and keeping an open line of communication that provides for dissemination of information to the Board and discussion before actions are finalized; serving as primary liaison between independent directors and the Chairman and the CEO; presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors held at each regularly scheduled Board meeting; calling meetings of the independent directors when necessary and appropriate; and collaborating with the Chairman regarding the meeting schedules and agendas for the Board meetings to assure there is adequate time for discussion of agenda items. The Lead Director also solicits input from the other independent directors on items for the Board agendas. The Lead Director is available for communications and consultation with major shareholders.

An independent Chairman could result in inefficiencies and additional costs to the Company.

The Board of Directors believes that having an independent Chairman could result in inefficiencies in managing the meetings of the Board and, in turn, in directing the management of the Company. The separation of the Chairman and the CEO would carry a significant risk of impeding the Board’s decision-making processes, because an independent Chairman, in determining the business to come before and otherwise presiding over Board meetings, would have less first-hand knowledge of the operations of the Company. The additional work on the part of an independent Chairman to enhance his or her knowledge of these matters in order to more effectively preside over Board meetings would be a duplication of effort and likely impose additional administrative expenses on the Company. Further, separating such roles would introduce a complex new relationship into the center of the Company’s corporate governance structure. Two centers of authority could create a potential for organizational tension and instability.

In addition, Shareholders should be aware of the following concerns with Proponent’s supporting statement.

The Proponent’s supporting statement is largely unrelated to the Proposal itself.

While the Proposal, on its face, addresses an issue of corporate governance, a significant portion of the argument focuses on the issue of the Company’s dams on the Spokane River (the “Spokane River Dams”), which have no connection to the purported objective of the Proposal.

As an electric utility company in Washington and Idaho, the Company is required to file an Integrated Resource Plan (“IRP”) every two years with both the Washington Utilities and Transportation Commission (the “WUTC”) and the Idaho Public Utilities Commission (the “IPUC”). Among other things, the IRP promotes environmental stewardship and includes an evaluation of the economic impacts of environmental regulations on all the Company’s generating facilities, including the Spokane River Dams. All known costs and contingencies are factored into the preferred resource strategy in order to produce, in the Company’s judgment, the best trade-off between cost and risk.

The IRP is prepared with the input and involvement of many stakeholders, including representatives of the staffs of the WUTC and the IPUC, customers, regional planning groups (such as the Western Electricity Coordinating Council), industry and environmental experts and academics. The Proponent, as a resident of the area and a customer of the Company, is entitled to take, and, in fact, has taken, part in these proceedings in the past.

In addition, under the Federal Power Act, the Company is required to have licenses from the Federal Energy Regulatory Commission (the “FERC”) to operate its hydroelectric generating facilities, including the Spokane River Dams. The FERC considers the environmental impacts of the facilities when issuing licenses and requires environmental impacts to be mitigated as a condition of such issuance. The Company has furnished numerous reports and studies on various issues including water flows and water quality to the FERC in connection with the on-going proceedings for the relicensing of the Spokane River Dams. In addition, the Staff of the FERC has prepared Final Environmental Impact Statements on the Company’s facilities, and other reports have been prepared by environmental agencies of the States of Washington and Idaho.

This comprehensive oversight by the WUTC, the IPUC and the FERC, which includes significant participation by the public, is the method by which the Company both addresses the concerns of the public (including environmental concerns) and maintains public goodwill. The Proponent has provided no explanation of why or how an independent Chairman would add value to this highly regulated process or be better able to maintain the goodwill of the community while endeavoring to maximize shareholder returns.

While the Company shares the Proponent’s appreciation of the natural beauty of the Spokane River and the City of Spokane, and his concern for the environment generally, the Company believes that this is unrelated to the issue of whether the Chairman should be required to be independent.

The supporting statement contains misleading, false and irrelevant statements.

Proponent’s specific claims about the “ongoing costs” and “hundreds of millions of dollars in new sewage treatment technology” are misleading. Specifically, area taxpayers may spend hundreds of millions of dollars in new sewage treatment facilities due to costs associated with meeting the State of Washington’s water quality standards. To date, no final decision has been made as to what kind of sewage treatment upgrades the upstream wastewater dischargers will be required to make, when such upgrades will be required or how much such upgrades will cost. Such upgrades will be required in any event, due to population growth and the obsolescence of existing facilities, without regard to any possible effect of the operation of the Spokane River Dams.

Proponent is aware, but failed to disclose, that Avista entered into a Settlement Agreement in February 2009 with the Washington Department of Ecology, Inland Empire Paper, the Sierra Club, and the Center for Environmental Law and Policy that requires Avista to address its proportional level of responsibility for dissolved oxygen in Lake Spokane. In fact, Proponent is listed as one of five members of the local Sierra Club Chapter’s “Executive Committee.” Avista’s issue will be included in the ongoing financial and environmental costs associated with operating the Spokane River Project. Of additional importance, no fish kills have been documented in the Spokane River for many years. Finally, as environmental agencies of the States of Washington and Idaho have acknowledged, the dissolved oxygen levels and occasional algae blooms in Lake Spokane are driven by the discharge of nutrients into the river from a variety of sources totally unrelated to the operation of the Spokane River Dams.

With regard to the scenic beauty of the waterfalls in downtown Spokane, Proponent is aware, but failed to disclose, that Avista worked with the community through the Spokane River relicensing process to significantly enhance the Upper Spokane Falls in a manner that balances aesthetic flows and the need for power generation at its Upper Falls hydroelectric plant. This effort involved dozens of representatives from public agencies, local government, and citizen interest groups. As part of the plan, Avista proposed to reclaim the cuts in the river channel, created when the City of Spokane installed an 18 inch sewage line in the south channel to dispose of raw sewage in the early 1900s, to allow water to flow through the river’s north and south channels. Proponent is also aware, but failed to disclose, that the FERC and the Washington Department of Ecology concurred with Avista’s proposal, as indicated in the FERC Final Environmental Impact Statement and the Washington 401 water quality certification.

With regard to the Proponent’s statement that the Spokane River Dams supply only a “tiny” percentage of Avista’s generating capacity, the aggregate net capability of the Spokane River Dams is actually approximately 24% of the total hydroelectric generating capability owned or controlled by the Company, based on average water (or approximately 14% of the total net generating capability so owned or controlled). In addition, one must take into account the Spokane River Dams’ proximity to load centers and access to transmission facilities in evaluating their overall value to the Company. Elimination of the Spokane River Dams would result in a significant reduction of the resources available to the Company to supply power to its service territory and could result in a significant increase in the cost of power supplied.

The Board recommends a vote “AGAINST” the proposal to require an independent Chairman.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table shows the number of shares of common stock of the Company held beneficially, as of March 1, 2009, by the directors, the nominees for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. The directors and executive officers as a group beneficially own 1.72% of the outstanding common stock of the Company. No director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company. None of the directors or NEOs has pledged Company common stock as security.

	Shares Beneficially Owned				Other			Total
Name	Direct	Indirect		Exercisable Stock Options(1)	Deferred Shares		Restricted Stock Units Not Yet Vested(2)
Erik J. Anderson (3)	11,997							11,997
Kristianne Blake	11,752			12,000	2,519	(4)		26,271
Brian W. Dunham	1,896							1,896
Marian M. Durkin	21,593						6,333	27,926
Roy L. Eiguren	9,663							9,663
Karen S. Feltes	26,356	669	(5)	16,200			5,999	49,223
Jack W. Gustavel	26,430							26,430
John F. Kelly	17,238			15,000				32,238
Malyn K. Malquist	46,445	12,550	(6)	37,500	10,382	(7)	3,832	110,464
David J. Meyer	3,848	15,805	(8)	105,250	8,941	(9)	4,232	137,928
Scott L. Morris	57,219	8,757	(5)	91,050			21,993	179,016
Michael L. Noël		12,764	(10)					12,764
Heidi B. Stanley	10,804	9,660	(11)					20,464
R. John Taylor	25,798	5,088	(12)	15,000	5,496	(13)		51,382
Mark T. Thies	13,032	2,500	(14)				4,700	20,232

All directors and executive officers as a group, including those listed above—23 individuals	335,550	117,153		381,075	36,173		69,194	939,145

(1)	All stock options held by directors and executive officers are exercisable within 60 days.
(2)	Restricted Stock units that have been granted to the executive officers, but have not yet vested. Restricted stock units vest in three equal annual increments, provided the officer remains employed by the Company. If the employment of an executive officer terminates, all unvested shares are forfeited.
(3)	Mr. Anderson exercised all 9,000 of his exercisable options in 2008.
(4)	Mrs. Blake will receive 2,519 shares of Avista common stock for which she has deferred receipt, in accordance with the provisions of the Company’s former Non-Employee Director Stock Plan.
(5)	Shares held in the Company’s 401(k) plan.
(6)	Includes 3,050 shares held in the Company’s 401(k) plan and 9,500 shares held in a Family Trust Account.
(7)	Mr. Malquist has acquired 10,382 shares of Avista common stock through the Company’s Executive Deferred Compensation Plan.
(8)	Includes 10,062 shares held in the Company’s 401(k) plan and 5,743 shares held in an IRA account.
(9)	Mr. Meyer has acquired 8,941 shares of Avista common stock through the Company’s Executive Deferred Compensation Plan.
(10)	Includes 12,104 shares held by Noël Consulting Company, Inc. and 660 shares held by Mr. Noël’s adopted son, Shane Karoub.
(11)	Shares held by Ms. Stanley’s spouse, Ronald Stanley, in a profit-sharing plan not administered by the Company.

(12)	Includes 4,000 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power, 544 shares held by Mr. Taylor as custodian for his son, Jordan Taylor, and 544 shares held by Mr. Taylor as personal representative of the Estate of his son, J. Clay Taylor.
(13)	Mr. Taylor will receive at a later date 5,496 shares of Avista common stock for which he has deferred receipt, in accordance with the provisions of the Company’s former Non-Employee Director Stock Plan.
(14)	Shares held by Mr. Thies’ spouse, Elizabeth Thies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires that executive officers, directors and holders of more than 10% of the common stock file reports of their trading in Company equity securities with the SEC. Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 2008, the Company believes that all Section 16 filing requirements applicable to the Company’s reporting persons were completed in a timely manner and reported to the SEC in accordance with the rules.

OTHER SECURITY OWNERSHIP

As of March 1, 2009, Barclays Global Investors owned 3,552,374 shares, or 6.527%, of the outstanding common stock. Barclays Global Investors, 45 Fremont Street, San Francisco, California has sole voting power as to 2,717,657 shares and sole dispositive power as to all 3,552,374 shares.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of Avista’s 2008 Annual Report to Shareholders, which contains Avista’s audited financial statements, accompanies this proxy statement.

OTHER BUSINESS

The Board does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

2010 ANNUAL MEETING OF SHAREHOLDERS

The 2010 Annual Meeting of Shareholders is tentatively scheduled for Thursday, May 13, 2010, in Spokane, Washington. (This date and location are subject to change.) Matters to be brought before that meeting by shareholders are subject to the following rules of the SEC.

Proposals to be Included in Management’s Proxy Materials

Shareholder proposals to be included in management’s proxy soliciting materials must generally comply with SEC rules and must be received by the Company on or before November 24, 2009.

Other Proposals

Proxies solicited by the Board will confer discretionary authority to vote on any matter brought before the meeting by a shareholder (and not included in management’s proxy materials) if the shareholder does not give the Company notice of the matter on or before February 15, 2010. In addition, even if the shareholder does give the Company notice on or before February 15, 2010, management’s proxies generally will have discretionary authority to vote on the matter if its proxy materials include advice on the nature of the matter and how the proxies intend to exercise their discretion to vote on the matter.

Shareholders should direct any such proposals and notices to the Corporate Secretary of the Company at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220.

EXPENSE OF SOLICITATION

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Laurel Hill Advisory Group, LLC at a cost of $6,000, plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees, and other record holders of the Company’s common stock to forward copies of the proxy soliciting material and the Company’s 2008 Annual Report to Shareholders to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

By Order of the Board,

Karen S. Feltes

Senior Vice President & Corporate Secretary

Spokane, Washington

March 24, 2009

Exhibit A

AVISTA CORPORATION

PROPOSED AMENDMENT AND RESTATEMENT OF

ARTICLE FIFTH OF RESTATED ARTICLES OF INCORPORATION, AS AMENDED

FIFTH:    The number of Directors of the Corporation shall be such number, not to exceed eleven (11), as shall be specified from time to time by the Board of Directors in the Bylaws; provided, however, that if the right to elect a majority of the Board of Directors shall have accrued to the holders of the Preferred Stock as provided in paragraph (1) of subdivision (j) of Article THIRD, then, during such period as such holders shall have such right, the number of Directors may exceed eleven (11). Commencing with the 2010 Annual Meeting of Shareholders, Directors shall be elected at each Annual Meeting of Shareholders for a term which shall expire at the next Annual Meeting of Shareholders; provided, however, that each Director elected prior to the 2010 Annual Meeting of Shareholders for a term that is to expire after the 2010 Annual Meeting of Shareholders shall serve the entire term for which he or she was elected. Directors elected by the holders of the Preferred Stock in accordance with paragraph (1) of subdivision (j) of Article THIRD shall be elected for a term that shall expire not later than the next Annual Meeting of Shareholders. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Subject to the provisions of paragraph (1) of subdivision (j) of Article THIRD, (a) any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors and any Director so elected to fill a vacancy shall be elected for the unexpired term of his/her predecessor in office and (b) any directorship to be filled by reason of an increase in the number of Directors may be filled by the Board of Directors for a term of office continuing only until the next election of Directors by the shareholders.

No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Subject to the provisions of paragraph (1) of subdivision (j) of Article THIRD and the provisions of the next preceding paragraph of this Article FIFTH, any Director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock of the Corporation entitled generally to vote in the election of Directors (such stock being hereinafter in these Articles of Incorporation called “Voting Stock”), voting together as a single class, at a meeting of shareholders called expressly for that purpose; provided, however, that if less than the entire Board of Directors is to be removed, no one of the Directors may be removed if the votes cast against the removal of such Director would be sufficient to elect such Director if then cumulatively voted at an election of Directors.

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the provisions of this Article FIFTH shall not be altered, amended or repealed, and no provision inconsistent therewith shall be included in these Articles of Incorporation or the Bylaws of the Corporation, without the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the shares of the Voting Stock, voting together as a single class.

A-1

AVISTA CORP.

AVISTA CORP.

1411 EAST MISSION

P.O. BOX 3727

SPOKANE, WA 99220-3727

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

AVSTA1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AVISTA CORP.

The Board of Directors recommends a vote “FOR” each Nominee.

1) Election of four (4) directors.

Nominees:

For

Against

Abstain

For

Against

Abstain

1a) John F. Kelly

1b) Scott L. Morris

1c) Heidi B. Stanley

1d) R. John Taylor

The Board of Directors recommends a vote “FOR” items 2 and 3.

For

Against

Abstain

2) Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.

3) Reapproval of the material terms of performance goals under the Company’s Long-Term Incentive Plan.

The Board of Directors makes no recommendation either “FOR” or “AGAINST” item 4.

4) Consideration of a shareholder proposal to eliminate the classification of the Board of Directors so as to require that all directors be elected annually.

The Board of Directors makes a recommendation “AGAINST” item 5.

5) Consideration of a shareholder proposal to require that an independent director serve as Chair of the Board who does not also serve as CEO of the Company.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

AVSTA2

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Avista Corp. For the Annual Meeting of Shareholders on Thursday, May 7, 2009

The undersigned hereby appoints Scott L. Morris and Karen S. Feltes, and each of them, with full power of substitution, the proxies of the undersigned, to represent the undersigned and vote all shares of Avista Corp. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2009, and any adjournments thereof, as indicated on the reverse side.

If the undersigned is a participant in the Avista Investment and Employee Stock Ownership Plan, this card directs The Vanguard Group, as the Plan Administrator, to authorize Broadridge, as the Proxy Agent, to vote, as designated on the reverse, all of the shares of Avista Common Stock held of record in the undersigned’s Plan account.

If you are a participant in the Avista 401(k) Savings Plan (The Plan), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Avista 401(k) Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:00 p.m. ET on May 4, 2009, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” items 1, 2 and 3 and “AGAINST” item 5. The Board of Directors makes no recommendation either “FOR” or “AGAINST” item 4.